UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE l4A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240. l4a-l2
TEXAS PACIFIC LAND CORPORATION
(Name of Registrant As Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TEXAS PACIFIC LAND CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 10, 2023
Dear Fellow Stockholders:
We invite you to attend the 2023 Annual Meeting of Stockholders of Texas Pacific Land Corporation, a Delaware corporation (the “Company”), which will be held on November 10, 2023, at 11:00 a.m. Central time (the “Annual Meeting”) at the Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, Texas 75207. At the Annual Meeting, you will be asked to vote on the following proposals (as more fully described in the proxy statement accompanying this notice):
1.	To elect three (3) members of the Company’s Board of Directors (the “Board”) to serve until the 2024 annual meeting of stockholders.
2.	To approve, by non-binding advisory vote, the executive compensation paid to our named executive officers.
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
4.	To consider a non-binding stockholder proposal regarding stockholders’ ability to call for a special stockholder meeting.
5.	To consider a non-binding stockholder proposal regarding adopting a policy that requires an independent Chair of the Company’s Board of Directors.
6.	To consider a non-binding stockholder proposal regarding adopting a policy requiring executives to retain a significant portion of stock until retirement.
7.	To consider a non-binding stockholder proposal regarding stockholders’ ability to act by written consent.
8.	To consider a non-binding stockholder proposal regarding adopting a policy to request that the New York Stock Exchange not categorize any increase in the authorized number of shares as routine.
9.	To consider a non-binding stockholder proposal regarding severance pay to senior managers as a breach of fiduciary duty.
10.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Only stockholders of record at the close of business on September 14, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on November 10, 2023:
Texas Pacific Land Corporation’s Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report
on Form 10-K for the fiscal year ended December 31, 2022 are available at
www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES VIA THE INTERNET OR THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR VOTE BY PROXY WILL NOT BE USED.
BY ORDER OF THE BOARD OF DIRECTORS

Dallas, Texas Date: October 10, 2023

	John R. Norris III Co-Chairman	David E. Barry Co-Chairman

TEXAS PACIFIC LAND CORPORATION
1700 Pacific Avenue, Suite 2900
Dallas, TX 75201
(214) 969-5530
PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
November 10, 2023
ABOUT THE ANNUAL MEETING
This proxy statement (the “Proxy Statement”) is being furnished to the stockholders of Texas Pacific Land Corporation (the “Company” or “TPL”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2023 Annual Meeting of Stockholders of the Company to be held on November 10, 2023, at 11:00 a.m. Central time, or at any adjournment thereof (the “Annual Meeting”) at the Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, Texas 75207.
The Company consummated its corporate reorganization from a trust to a corporation (the “Corporate Reorganization”) on January 11, 2021. The trust, known as Texas Pacific Land Trust (the “Trust”) from its inception in 1888 until the Corporate Reorganization, was reorganized into a corporation formed under the laws of the State of Delaware and named Texas Pacific Land Corporation. Any references in this proxy statement to the Company, TPL, our, we, or us with respect to periods prior to January 11, 2021 refer to the Trust, and references to periods on that date and thereafter refer to Texas Pacific Land Corporation.
This Proxy Statement and the accompanying proxy card are first being mailed or made available to the stockholders on or about October 10, 2023.
THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.
Why am I receiving these materials?
You are receiving this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What are the matters to be voted on at the Annual Meeting and what are the Board’s voting recommendations?
Proposals		Board’s Recommendation	More Information
Proposal 1	Election of three directors to serve until the 2024 annual meeting of stockholders.	FOR each Nominee	Page 8
Proposal 2	Approval, by non-binding advisory vote, of the executive compensation paid to our named executive officers.	FOR	Page 21
Proposal 3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	Page 22
Proposal 4	Consideration of a non-binding stockholder proposal regarding stockholders’ ability to call for a special stockholder meeting.	AGAINST	Page 23
Proposal 5	Consideration of a non-binding stockholder proposal regarding adopting a policy that requires an independent Chair of the Company’s Board of Directors.	AGAINST	Page 26
Proposal 6	Consideration of a non-binding stockholder proposal regarding adopting a policy requiring executives to retain a significant portion of stock until retirement.	AGAINST	Page 29
Proposal 7	Consideration of a non-binding stockholder proposal regarding stockholders’ ability to act by written consent.	AGAINST	Page 31
Proposal 8	Consideration of a non-binding stockholder proposal regarding adopting a policy to request that the New York Stock Exchange not categorize any increase in the authorized number of shares as routine.	AGAINST	Page 34
Proposal 9	Consideration of a non-binding stockholder proposal regarding severance pay to senior managers as a breach of fiduciary duty.	AGAINST	Page 36
The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend. No person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year, and no associate of any of the foregoing persons, has any substantial interest, direct or indirect, in any matter to be acted upon.
How can I ask questions at the Annual Meeting?
You may ask questions relating to any matter being considered at the Annual Meeting in person at the Annual Meeting or by submitting your questions in advance by email to AnnualMeetingTPL@texaspacific.com until 11:59 p.m. Central time on November 9, 2023. We will endeavor to respond at the Annual Meeting to questions that are submitted in accordance with these guidelines. We may not be able to answer every question submitted, and if not, we may address unanswered questions with the stockholder submitting the question after the Annual Meeting.
Who may vote at the Annual Meeting?
Stockholders of record at the close of business on September 14, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 7,676,585 shares of the Company’s common stock, $0.01 par value (“Common Stock”), were issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.
What constitutes a quorum?
A majority of the voting power of all of the issued and outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have a quorum for the transaction of business. If there is no quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
The inspector of elections will determine whether a quorum is present at the Annual Meeting. If you are a beneficial owner of shares of Common Stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted (as discussed below), your shares will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holders abstain from voting on any or all of the proposals.
How many votes are required to approve each proposal?
Proposal One:  Directors will be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes (if any) will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy any nominee for director in an uncontested election who does not receive a majority of the votes cast is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Proposal Two:  Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal Three:  Ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes.
Proposal Four:  Approval of the non-binding stockholder proposal regarding stockholders’ ability to call for a special stockholder meeting requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.
Proposal Five:  Approval of the non-binding stockholder proposal regarding adopting a policy that requires an independent Chair of the Company’s Board of Directors requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.
Proposal Six:  Approval of the non-binding stockholder proposal regarding adopting a policy requiring executives to retain a significant portion of stock until retirement requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.
Proposal Seven:  Approval of the non-binding stockholder proposal regarding stockholders’ ability to act by written consent requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.

Proposal Eight:  Approval of the non-binding stockholder proposal regarding adopting a policy to request that the New York Stock Exchange not categorize any increase in the authorized number of shares as routine requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.
Proposal Nine:  Approval of the non-binding stockholder proposal regarding severance pay to senior managers as a breach of fiduciary duty requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.
What is a broker non-vote?
A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers or other nominees who are voting with respect to shares held in street name, brokers or other nominees ordinarily have the discretion to vote on “routine” matters, but not on “non-routine matters.”
The vote on Proposals One, Two, Four, Five, Six, Seven, Eight and Nine are considered “non-routine.” Accordingly, beneficial owners who do not provide voting instructions to their brokers on these proposals will not have their shares voted with respect to such proposals. However, brokers ordinarily have authority to vote uninstructed shares for or against “routine” proposals. Proposal Three constitutes a “routine” proposal. Accordingly, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.
How do I vote my shares without attending the Annual Meeting?
If you are a registered stockholder, you may vote by granting a proxy using any of the following methods:
•	By Internet —If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.
•	By Telephone —By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.
•
By Mail —By completing, signing, and dating a proxy card where indicated and by mailing or otherwise returning the proxy card accompanying this proxy statement in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Central Time) on November 9, 2023 for the voting of shares held by stockholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card and must be received by November 9, 2023.
Your vote is important, and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.
If your shares are held in street name, your bank, broker, or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.

Our Board of Directors has designated our Chief Executive Officer, Tyler Glover, and our Senior Vice President, General Counsel and Secretary, Micheal Dobbs, and each or any of them, as proxies to vote the shares of Common Stock solicited on its behalf.
In order for your vote to be counted, you must vote as directed in this Proxy Statement, using the proxy card provided with it or another voting method described above.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker, or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting, as well as to speed the tabulation of votes.
How do I gain admittance to the Annual Meeting?
Only our stockholders as of the Record Date and invited guests of the Company will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a stockholder of record, your name will be checked against our list of stockholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares as of the Record Date in order to be admitted to the Annual Meeting. Your proxy card, enclosed with this Proxy Statement, will ask you to indicate if you intend to attend the Annual Meeting; please complete that section so that we may plan accordingly.
May I change my vote or revoke my proxy?
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any such request should be directed to the Company’s Secretary at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.
How are proxies being solicited?
Proxies may be solicited by certain of the Company’s directors, executive officers, and regular employees, without additional compensation, in person, or by telephone, e-mail or facsimile. In addition, the Company has engaged Innisfree M & A Incorporated as paid solicitors in connection with the Annual Meeting. The anticipated cost of such service is approximately $50,000. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians, and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
What is “householding” and will it apply to me?
Some banks, brokers and other record holders use the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such request should be directed to Investor Relations at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201.
How are proxy materials being made available to me?
This Proxy Statement and form of proxy, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), are being made available to stockholders beginning approximately October 10, 2023. The Annual Report, which has been mailed along with this Proxy Statement, is not a part of the proxy solicitation materials. These documents are also included in our filings with the Securities and Exchange Commission (“SEC”), which you can access electronically at the SEC’s website at www.sec.gov. This Proxy Statement and the Annual Report are also available on the Company’s website at www.TexasPacific.com.
Are stockholders entitled to dissenters’ rights of appraisal in connection with any proposals?
Under the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.
What is the deadline for receipt of director nominations and stockholder proposals to be presented at the next annual meeting of stockholders?
In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s Proxy Statement to be issued in connection with the 2024 Annual Meeting of Stockholders, such stockholder proposal must be received by the Company no later than June 12, 2024. Any such stockholder proposal submitted, including any accompanying supporting statement, may not exceed 500 words, as per Rule 14a-8(d) of the Exchange Act. Any director nominations or stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Exchange Act, which a stockholder intends to bring forth at the Company’s 2024 annual meeting of stockholders, will be untimely unless it is received between July 13, 2024 and August 12, 2024 in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”). In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 annual meeting of stockholders, notice must be submitted no later than September 11, 2024 and include all of the information required by Rule 14a-19 under the Exchange Act. Any changes to such dates will be disclosed in our periodic reports on Form 10-Q or Form 10-K, or current reports on Form 8-K, filed with the SEC. Any such request should be directed to the Company’s Secretary at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201.

PROPOSAL ONE

ELECTION OF DIRECTORS
The Board currently consists of ten (10) directors and is divided into three (3) classes. Last year, the Board and the Company’s stockholders approved an amendment to the Certificate of Incorporation to declassify the Board. The declassification of the Board of Directors is being phased-in over a three-year period. Commencing with this Annual Meeting, directors standing for election will be elected for new terms of one year.
At this Annual Meeting, the directors designated as “Class III” directors are standing for re-election for a term of one year expiring at the 2024 annual meeting of stockholders and until their respective successors are elected and qualified. The directors designated as “Class I” directors have terms expiring at the 2024 annual meeting of stockholders, and the directors designated as “Class II” directors have terms expiring at the 2025 annual meeting of stockholders. The division of directors into classes shall terminate at the 2025 annual meeting of stockholders, with the expiration of the term of the Class “II” directors. Directors will be elected for one- year terms thereafter.
On July 27, 2023, each of Mr. Norris and Mr. Barry, Co-Chairs of the Board and each a Class III director, notified the Board that they intend to retire from the Board at the expiration of their current Board term and, consequently, will not stand for re-election at the Annual Meeting, although each will remain a member and Co-Chair of the Board until the conclusion of the Annual Meeting. Each of Robert Roosa, Mr. Stahl, a Class III director, and Marguerite Woung-Chapman have been nominated for election at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve if elected; however, if a nominee should withdraw his or her name from consideration for any reason or otherwise become unable to serve before the Annual Meeting, the Board reserves the right to substitute another person as nominee, and the persons named on your proxy card as proxies will vote for any substitute nominated by the Board.

Stockholders’ Agreement
The stockholders’ agreement (the “Stockholders’ Agreement”) was entered into on June 11, 2020, by and among the Trust (and later assigned to the Company), Horizon Kinetics LLC and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics LLC and its affiliates, “Horizon”), SoftVest Advisors, LLC (“SoftVest Advisors”) and SoftVest, L.P. (together with SoftVest Advisors and its affiliates, “SoftVest,” and together with Horizon, the “Investor Group”), and Mission Advisors, LP (“Mission” and together with the Investor Group, collectively, the “stockholder parties”). Pursuant to the Stockholders’ Agreement, the Company agreed that (a) the Board shall be divided into three classes of directors, with directors in each class serving staggered, three-year terms and (b) (i) Dana F. McGinnis, the director designated by Mission (the “Mission Designee”), would be appointed to Class I of the Board, (ii) Eric L. Oliver, the director designated by SoftVest (the “SoftVest Designee”), would be appointed to Class II of the Board, and (iii) Murray Stahl, the director designated by Horizon (the “Horizon Designee” and together with the SoftVest Designee and the Mission Designee, the “Stockholder Designees”), would be appointed to Class III of the Board. Such appointments were made in connection with the Corporate Reorganization. Mr. McGinnis resigned from the Board in March 2022.
As a condition to appointment to the Board, the Horizon Designee has provided an executed conditional resignation letter pursuant to which he has irrevocably offered to resign from his position as a director of the Board and from any and all committees of the Board, effective upon the earliest to occur of (a) Horizon ceasing to beneficially own 10% of the issued and outstanding shares of Common Stock (the “Minimum Ownership Event”) and (b) the completion of the 2022 annual meeting of stockholders. The SoftVest Designee, as a condition to appointment to the Board, has provided to the Board an executed conditional resignation letter pursuant to which he has irrevocably offered to resign from his position as a director of the Board and from any and all committees of the Board effective upon the earliest to occur of (a) the Minimum Ownership Event, (b) the Horizon Designee ceasing to serve on the Board and (c) the completion of the 2022 annual meeting of stockholders. The Board has not determined if or when it will accept the resignations under either or both of the conditional resignation letters.
As a further condition to the appointment of the Stockholder Designees to the Board, the Trust, the trustees of the Trust, consisting of John R. Norris III and David E. Barry (the “Trustees”), and the stockholder parties executed a mutual general release agreement. Pursuant to the mutual general release agreement, each party thereto released each other party thereto from all claims and liabilities arising prior to the execution of the Stockholders’ Agreement and in connection with the investor litigation among the Investor Group and the Trust (which litigation was settled pursuant to a settlement agreement dated as of June 30, 2019 (the “Settlement Agreement”)). The Trust and the Trustees entered into the mutual general release agreement prior to the Corporate Reorganization. Pursuant to the Stockholders’ Agreement, in connection with the Corporate Reorganization, the Trust conveyed, and the Company assumed, all of the Trust’s rights and obligations under the Stockholders’ Agreement.
Pursuant to the Stockholders’ Agreement, the stockholder parties agreed to vote all of the shares of Common Stock they beneficially own at each annual or special meeting of stockholders of the Company in accordance with the Board’s recommendations, subject to certain exceptions. The termination date of the Stockholders’ Agreement was to occur immediately following the completion of the 2022 annual meeting of stockholders, provided, however, that the respective obligations of the investor group shall survive until such time as neither Investor Group designee is serving on the Board.
Cooperation Agreement
On July 28, 2023, the Company and the Investor Group entered into a Cooperation Agreement (the “Cooperation Agreement”) pursuant to which (i) Mr. Stahl, Ms. Woung-Chapman and Mr. Roosa would be nominated by the Company for election at the Annual Meeting, (ii) the resignation letters submitted by Messrs. Stahl and Oliver pursuant to the Stockholders’ Agreement (as described above) were considered withdrawn and no longer effective, (iii) the Investor Group agreed to vote or cause to be voted all of the shares of Common Stock over which the Investor Group has direct or indirect voting control for the election of the three nominees named above in Proposal 1, for Proposals 2 and 3, and in accordance with the recommendation of the majority of the Board in respect of Proposals 4-9. The Cooperation Agreement also provided for mutual non-disparagement covenants and certain standstill obligations for the Investor Group as long as one of Mr. Stahl or Mr. Oliver remain on the Board. In addition, the termination date of the Stockholders’ Agreement was changed to occur following the completion of the Annual Meeting, which in no event will extend beyond December 31, 2023.
Board of Directors
The following table sets forth information with respect to our directors and nominees for director.
Name	Class	Age	Position	Expiration of Current Term	Expiration of Term for Which Nominated
Robert Roosa	III	53	Director	—	2024
Murray Stahl	III	69	Director	2023	2024
Marguerite Woung-Chapman	III	58	Director	—	2024
Barbara J. Duganier	I	65	Director	2024	—
Tyler Glover	I	38	President, CEO & Director	2024	—
Karl F. Kurz	I	62	Director	2024	—
Rhys J. Best	II	77	Director	2025	—
General Donald G. Cook, USAF (Ret.)	II	77	Director	2025	—
Donna E. Epps	II	59	Director	2025	—
Eric L. Oliver	II	64	Director	2025	—
Our continuing directors, retiring directors and nominees bring to the Board a wide range of skills, qualifications, experience, perspectives and diverse characteristics that enhance the Board’s ability to carry out its oversight role on behalf of our stockholders. The specific table below sets forth a summary of the qualifications and experiences that each continuing director, retiring director and nominee brings to the Board, each of which we believe to be relevant to our business. Because this is a summary, it does not include all of the skills, experiences and qualifications that each continuing director, retiring director and nominee offers.

Qualifications and Experience	Continuing Directors								Retiring Directors		Nominees
	Best	Cook	Duganier	Epps	Glover	Kurz	Oliver	Stahl	Barry	Norris	Roosa	Woung- Chapman
Public Company CEO or COO Experience	•				•	•		•			•
Financial Oversight/Accounting
Senior executive level experience in financial accounting and reporting, auditing, corporate financing and/or internal controls or experience in the financial services industry
	•		•	•		•	•		•		•
Industry Experience Experience as an executive or director in, or in other leadership positions working with the oil and gas industry and knowledge of the risks related to the industry	•	•	•		•	•	•		•		•	•
Public Policy/Regulatory Experience in or a strong understanding of the regulatory issues facing the oil and gas industry and public policy on a local, state and national level	•				•	•			•		•	•
HES Experience Experience with direct control or accountability for health, environmental, safety and social responsibility management	•	•	•	•	•	•						•
Risk Management Executive experience evaluating significant risks and providing effective oversight of risk management processes, including cyber security risk and financial risk	•	•	•	•	•	•	•	•	•	•	•	•
Independence Satisfies the independence requirements of the NYSE and SEC	•	•	•	•		•	•	•	•	•	•	•
Public Company Board Experience Including corporate governance experience	•	•	•	•	•	•	•	•	•	•	•	•
Gender*	Female	Male
	3	7
Demographics
African American or Black
Native American
Asian
Hispanic or Latino
Caucasian	2	7
Two or More Races or Ethnicities	1
*This diversity matrix represents the Board of Directors as nominated under this Proxy Statement to serve until the 2024 Annual Meeting of Stockholders, including nominees Robert Roosa and Marguerite Woung-Chapman.

DIRECTOR NOMINEES, CLASS III
Robert Roosa
Robert M. Roosa is a Partner in Brigham Royalties, and has served as its Chief Executive Officer since January 2023. Mr. Roosa previously served as President of Brigham Minerals, Inc. (NYSE: MNRL) (“Brigham”) from its inception in November 2012 and as its Chief Executive Officer from July 2017 until its acquisition by Sitio Royalties Corp. in December 2022. Mr. Roosa also served as a director of Brigham from May 2018 until 2022. Mr. Roosa served as the President of Anthem Ventures, LLC, a family office, between January 2012 and January 2017. Mr. Roosa held various roles, including Director of Finance and Investor Relations, while at Brigham Exploration Company from 2006 until its sale to Statoil ASA in December 2011. From 2000 to 2006, Mr. Roosa held a series of positions at Exxon Mobil Corporation (NYSE: XOM), an oil and gas company, in the Corporate Treasurer’s Department. Prior to 2000, Mr. Roosa worked for Cooper Industries, an electrical products manufacturing company, in its Corporate Controllers and Audit Groups and with the accounting firm Deloitte & Touche LLP in its audit function. Mr. Roosa graduated from Southern Methodist University with a Master of Business Administration and from the University of Texas at Austin with a Bachelor of Business Administration. Mr. Roosa is nominated pursuant to the Cooperation Agreement. Mr. Roosa is currently subject to a non- compete agreement (the “Non-Compete”) with Brigham. TPL does not believe the restrictions of the Non-Compete apply to service by Mr. Roosa on the Board, but for the avoidance of doubt, Mr. Roosa will be recused from participating or voting with respect to any transaction that meets the parameters of the Non-Compete, if any such transaction should arise through the expiration of the Non-Compete on December 29, 2023.

Mr. Roosa brings extensive knowledge of the mineral royalty acquisitions industry and executive experience to the Board.

Murray Stahl
Mr. Stahl has been a member of the Board since January 11, 2021. Mr. Stahl is the Chief Executive Officer, Chairman of the board of directors and co-founder of Horizon Kinetics LLC and serves as Chief Investment Officer of Horizon Kinetics Asset Management LLC, a wholly owned subsidiary of Horizon Kinetics LLC (together, “Horizon Kinetics”). He has over 30 years of investing experience and is responsible for overseeing Horizon Kinetics’ proprietary research and chairs the firm’s investment committee, which is responsible for portfolio management decisions across the entire firm. He is also the Co-Portfolio Manager for a number of registered investment companies, private funds, and institutional separate accounts. Mr. Stahl is the Chairman and Chief Executive Officer of FRMO Corp. (OTC: FRMO) and has been a director since 2001. He is also a member of the board of RENN Fund, Inc. (NYSE: RCG) (since 2017), the Bermuda Stock Exchange, MSRH, LLC, and the Minneapolis Grain Exchange. He was a member of the board of Winland Electronics, Inc. (from 2015 to 2020) and IL&FS Securities Services Limited (from 2008 to 2020).

Prior to co-founding Horizon Kinetics, Mr. Stahl spent 16 years at Bankers Trust Company (from 1978 to 1994) as a senior portfolio manager and research analyst. As a senior fund manager, he was responsible for investing the Utility Mutual Fund, along with three of the bank’s Common Trust Funds: The Special Opportunity Fund, The Utility Fund and The Tangible Assets Fund. He was also a member of the Equity Strategy Group and the Investment Strategy Group, which established asset allocation guidelines for the Private Bank. Mr. Stahl is nominated pursuant to the Cooperation Agreement.

Mr. Stahl serves on the Nominating and Corporate Governance Committee of the Board.
Mr. Stahl’s qualifications to serve as a director include his over 30 years of investment experience, including in the energy and minerals space.
On November 23, 2022, TPL filed a complaint in Delaware Chancery Court against Horizon Kinetics, LLC and Horizon Kinetics Asset Management LLC, affiliates of Mr. Stahl, and SoftVest Advisors LLC and SoftVest, L.P., affiliates of Mr. Oliver, (collectively, the “Stockholder Defendants”) under the caption Texas Pacific Land Corporation v. Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors, LLC, and SoftVest L.P. (C.A. No. 2022-1066-JTL) to resolve a disagreement with the Stockholder Defendants over their voting commitments pursuant to the Stockholders’ Agreement with the Company. A trial was held on April 17, 2023, with post-trial oral arguments held on June 30, 2023, and is awaiting a decision.

Marguerite Woung-Chapman
Marguerite Woung-Chapman serves as a director of the General Partner of Summit Midstream Partners, LP (NYSE: SMLP), a limited partnership focused on developing, owning and operating midstream energy infrastructure assets located in unconventional resource basins, primarily shale formations, in the continental United States. She currently serves as Chair of their Nominating, Governance and Sustainability Committee and as a member of their Compensation Committee. Ms. Woung-Chapman serves on the board of directors of Chord Energy Corporation (NASDAQ: CHRD) and serves on the Compensation and Human Resources Committee, and as Chair of the Nominating and Governance Committee. She was previously a member of the board directors of Oasis Petroleum, Inc. and Chair of the board of directors and President of the Council of the Girl Scouts of San Jacinto Council.

Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and during her tenure from 1991 until 2012, served as Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer, among other positions. From 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., an independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region until its acquisition by Cox Oil. Ms. Woung-Chapman holds a Bachelor of Science in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center. Ms. Woung-Chapman is nominated pursuant to the Cooperation Agreement.

Ms. Woung-Chapman brings valuable expertise in all aspects of management and strategic direction of publicly-traded energy companies with a unique combination of experience in corporate governance, regulatory, compliance, corporate and asset transactions, legal and business administration.

CLASS I DIRECTORS
Terms Continue Until 2024
Barbara J. Duganier
Ms. Duganier has been a member of the Board since January 11, 2021. Ms. Duganier currently serves on the boards of two public companies: MRC Global Inc. (NYSE: MRC) (since 2015), where she chairs the ESG and Enterprise Risk Committee and serves on the Audit Committee; and Arcadis NV (EURONEXT: ARCAD) (since 2023), where she serves on the Audit and Risk Committee and the Sustainability Committee. Ms. Duganier also serves on the boards of two private companies: McDermott International, Ltd. (since 2020), where she chairs the Audit Committee and serves on the Risk Committee; and Pattern Energy Group LP (since 2020), where she chairs the Audit Committee. Ms. Duganier previously served on the boards of the general partner of Buckeye Partners, L.P. (NYSE: BPL); Noble Energy (NASDAQ: NBL); HCC Insurance Holdings (NYSE: HCC); and West Monroe Partners (private).

From 2004 to 2013, Ms. Duganier was a Managing Director at Accenture, a multinational professional services company that provides services in strategy, consulting, digital technology, and operations. She held various leadership and management positions in Accenture’s outsourcing business, including Global Chief Strategy Officer and Global Growth and Offering Development Lead. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant in the State of Texas, worked at Arthur Andersen LLP, where she served as an auditor and financial consultant, as well as in various leadership and management roles, including Global Chief Financial Officer of Andersen Worldwide. Ms. Duganier is a National Association of Corporate Directors (“NACD”) Leadership Fellow, and holds the CERT Cybersecurity Oversight Certification and NACD Director Certification.

Ms. Duganier serves on and is the chairperson of the Compensation Committee of the Board and serves on the Audit Committee of the Board.
Ms. Duganier’s extensive executive experience overseeing large organizations, her diverse public company board experience (including in the energy industry), and her training and experience as a certified public accountant make her well-qualified to serve on the Board.

Tyler Glover
Mr. Glover has been a member of the Board since January 11, 2021. Mr. Glover serves as TPL’s President and Chief Executive Officer. Mr. Glover served as Chief Executive Officer, Co-General Agent and Secretary of the Trust from November 2016 to January 11, 2021. Mr. Glover also currently serves as President and Chief Executive Officer of Texas Pacific Water Resources LLC, a wholly owned subsidiary of TPL (“TPWR”), in which capacity he has acted since its formation in June 2017. Mr. Glover previously served as Assistant General Agent of the Trust from December 2014 to November 2016, and has over 10 years of energy services and land management experience. Under Mr. Glover’s leadership, TPL has evolved into a sophisticated, professional business organization. Mr. Glover’s vision to exploit the unique opportunities and assets of TPL was the basis for his successful structuring and implementation of active management and water-related development.

Mr. Glover’s qualifications to serve as a director include his extensive energy industry and land management expertise and his deep knowledge of TPL gained through his experience as an officer at the Company, including at the Trust.

Karl F. Kurz

Mr. Kurz has been a member of the Board since April 15, 2022. Mr. Kurz is currently a non-executive Chairman of the board at American Water Works Co., Inc. (NYSE: AWK) and a member of the board at Devon Energy Corporation (NYSE: DVN) where he serves on the Compensation Committee, Governance, Environmental & Public Policy Committee and Reserves Committee. Mr. Kurz previously served on the board of Global Geophysical Services Inc. (NYSE: GGS), SemGroup Corporation (NYSE: SEMG), Western Gas Partners LP (NYSE:WES), WPX Energy Inc. (NYSE: WPX), Chaparral Energy Inc. (private) and Siluria Technologies Inc. (private). Mr. Kurz spent nine years at Anadarko Petroleum Corporation, where he held roles as Chief Operating Officer and Senior Vice President of Northern America Operations, Midstream and Marketing. Mr. Kurz also has extensive private equity experience that includes serving as a senior investment executive at Ares Capital and CCMP Capital Advisors, where he focused on investments in the oil and gas upstream and midstream sectors.

Mr. Kurz serves on the Compensation Committee of the Board.

Mr. Kurz’s qualifications to serve as a director include his extensive business experience, including as an accomplished senior oil and gas industry executive, and his public company board experience in the energy and infrastructure space.

CLASS II DIRECTORS
Terms Continue Until 2025
Rhys J. Best
Mr. Best has been a member of the Board since April 15, 2022. Mr. Best currently serves on the board of Arcosa Inc. (NYSE: ACA) (since 2018), where he serves as the non-executive Chairman of the Board. Mr. Best previously served on the board of Cabot Oil and Gas Corp. (from 2008 to 2021), his term ending after the company merged with Cimarex Energy in 2021 to form Coterra Energy (NYSE: CTRA). Mr. Best also previously served on the boards of Commercial Metals Company (NYSE: CMC) (from 2010 to 2022), Crosstex Energy, LP, an integrated, multi-commodity midstream enterprise (NASDAQ: XTEX) (from 2004 to 2014, including serving as Chairman of the Board from 2009 to 2014), MRC Global, Inc., a pipe, valve and fitting distribution business (NYSE: MRC) (from 2008 to 2022, including serving as Chairman of the Board from 2016 to 2022), Trinity Industries, Inc. (NYSE: TRN) (from 2005 to 2018), and Austin Industries, an employee-owned construction company (from 2007 to 2018, including serving as Chairman of the Board from 2013 to 2018). Mr. Best is the former Chairman and Chief Executive Officer of Lone Star Technologies, Inc., an energy services and supply company, a role he retired from in 2007 after the successful merger with United States Steel Company (NYSE: X).

Mr. Best serves on the Nominating and Corporate Governance Committee of the Board.
Mr. Best’s qualifications to serve as a director include his extensive business experience, including as a senior executive at leading companies in the oil and gas industry, and his public company board and corporate governance experience.

Donald G. Cook
General Cook has been a member of the board since January 11, 2021. General Cook currently serves on the board of Cybernance, Inc. (since 2016). General Cook previously served on the boards of Crane Co. (NYSE: CR) (from 2005 to 2022), USAA Federal Savings Bank (from 2007 to 2018), U.S. Security Associates Inc., a Goldman Sachs portfolio company (from 2011 to 2018), and Beechcraft LLC, formerly known as Hawker Beechcraft Inc. (from 2007 to 2014). General Cook served on the board of Burlington Northern Santa Fe Railroad for almost five years until it was sold to Berkshire Hathaway in 2010 in a transaction valued at $44 billion. He also consults for Lockheed Martin Corporation (NYSE: LMT). In addition to his extensive corporate governance experience, General Cook has been the Chairman of the San Antonio advisory board of the NACD Texas TriCities Chapter, a group recognized as the authority on leading boardroom practices. General Cook had numerous additional command and high-level staff assignments during his 36-year career with the Air Force and retired as a four-star General.

He commanded a flying training wing and two space wings, the 20th Air Force (the nation’s nuclear Intercontinental Ballistic Missile force) and was interim Commander of Air Combat Command during the September 11 attacks. General Cook served as the Chief of the Senate Liaison Office and on the staff of the House Armed Services Committee in the U.S. House of Representatives. Prior to his retirement from the Air Force in August 2005, General Cook’s culminating assignment was Commander, Air Education and Training Command at Randolph Air Force Base in Texas, where he was responsible for executing the $8 billion annual budget to recruit, train and educate Air Force personnel, safely implementing the 500,000-hour annual flying hour program and providing for the leadership, welfare, and oversight of 90,000 military and civilian personnel in the command. He was twice awarded the Distinguished Service Medal for exceptional leadership.

General Cook serves on and is the chairperson of the Nominating and Corporate Governance Committee of the Board. General Cook also serves on the Compensation Committee of the Board.
General Cook’s qualifications to serve as a director include his extensive experience on multiple public company boards and with corporate governance and executive compensation, as well as his senior leadership experience resulting from his tenure of command in the U.S. Air Force.

Donna E. Epps
Ms. Epps has been a member of the Board since January 11, 2021. Ms. Epps currently serves on the board of Saia, Inc. (NASDAQ: SAIA) (since 2019), where she serves on the audit committee and the nominating and governance committee, and on the board of Texas Roadhouse, Inc. (NASDAQ: TXRH), where she serves as Chair of the audit committee, and as a member of the nominating and governance committee and the compensation committee. Ms. Epps was with Deloitte LLP, a multinational professional services network, for over 30 years. Ms. Epps served as an attest Partner of Deloitte LLP from 1998 through 2003 and as a Risk and Financial Advisory Partner of Deloitte LLP from 2004 until her retirement in 2017. During her time at Deloitte LLP, Ms. Epps helped companies develop and implement proactive enterprise risk and compliance programs, focusing on value protection and creation, and provided attest services and financial advisory services in governance, risk and compliance matters to private and public companies across multiple industries. Ms. Epps is currently a licensed certified public accountant in the State of Texas and a member of the North Texas Chapter of the National Association of Corporate Directors Board. Ms. Epps has served as Chair of the Girl Scouts of Northeast Texas Board since April 2021 and Treasurer and Finance Committee Chair of Readers2Leaders in Dallas, Texas since 2019.

Ms. Epps serves on and is the chairperson of the Audit Committee of the Board. Ms. Epps also serves on the Nominating and Corporate Governance Committee of the Board.
Ms. Epps’s significant audit, governance, risk, and compliance experience as a provider of attest, financial advisory and other consulting services to private and public companies across multiple industries makes her well-qualified to serve on the Board.

Eric L. Oliver

Mr. Oliver has been a member of the Board since January 11, 2021. Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for private fund clients. Mr. Oliver additionally serves as the President of HeartsBluff Music Partners, LLC and Carrizo Springs Music Partners, LLC, both of which are registered investment advisers pursuant to an umbrella registration filed by SoftVest Advisors, LLC. Previously, Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer from 1997 until its sale in January of 2019 to Drilling- Info, and was Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas, sold in 2019. Additionally, Mr. Oliver served on the board of Texas Mutual Insurance Company from 2009 until he retired in July 2021. He has also served as a director on the board of AMEN Properties, Inc. (OTC: AMEN) since July 2001 and was appointed Chairman of the Board in September 2002.

AMEN Properties directly or indirectly owns certain oil and gas royalty and working interest properties. Furthermore, Mr. Oliver serves on the board of Abilene Christian Investment Management Company, Abilene Christian University’s endowment management company, and is a former member of the Abilene Community Foundation’s investment committee. Mr. Oliver received a B.A. in Chemistry from Abilene Christian University in 1981. Mr. Oliver is the Softvest Designee pursuant to the Stockholders’ Agreement.

Mr. Oliver serves on the Audit Committee of the Board.
Mr. Oliver’s qualifications to serve as a director include his experience as an oil and gas investor, with over 22 years of experience buying and selling mineral and royalty properties, and over 35 years of experience managing investments with an emphasis in the energy market.

On November 23, 2022, TPL filed a complaint in Delaware Chancery Court against Horizon Kinetics, LLC and Horizon Kinetics Asset Management LLC, affiliates of Mr. Stahl, and SoftVest Advisors LLC and SoftVest, L.P., affiliates of Mr. Oliver, (collectively, the “Stockholder Defendants”) under the caption Texas Pacific Land Corporation v. Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors, LLC, and SoftVest L.P. (C.A. No. 2022-1066-JTL) to resolve a disagreement with the Stockholder Defendants over their voting commitments pursuant to the Stockholders’ Agreement with the Company. A trial was held on April 17, 2023, with post-trial oral arguments held on June 30, 2023, and is awaiting a decision.
There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than disclosed elsewhere in this proxy statement, there are no legal proceedings involving any director, person nominated to become a director or executive officer of the Company.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT ROOSA, MURRAY STAHL AND MARGUERITE WOUNG-CHAPMAN AS CLASS III DIRECTORS.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enable our stockholders to vote to approve, on a non-binding advisory basis, the executive compensation paid to our named executive officers as disclosed in this proxy statement.
We believe that our executive compensation programs must be closely linked to our stockholders’ interests, and we welcome our stockholders’ input in this area. During 2023, we contacted some of our largest stockholders to discuss our executive compensation program. See Consideration of 2022 Say On Pay Vote; Stockholder Engagement under EXECUTIVE OFFICER AND DIRECTOR COMPENSATION below. Our compensation programs are designed to attract, motivate, and retain the individuals we need to drive business success. Beginning in December 2021, we have been able to incorporate equity compensation into our compensation packages, which previously had consisted solely of cash, paid in the form of base salary and bonus. Please read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and accompanying narrative for a detailed description of the fiscal year 2022 compensation of our named executive officers. We believe that the 2022 compensation of each of our named executive officers was reasonable and appropriate and was aligned with the Company’s 2022 results.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company or the Board. Although the vote is non-binding, our Board values the opinions of our stockholders and the Board, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Approval of this proposal requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Accordingly, we ask our stockholders to vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the executive compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to ratification by our stockholders at the Annual Meeting. Deloitte & Touche LLP has been our independent registered public accounting firm since April 2021. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
More information about our independent registered public accounting firm is available under the heading “Independent Registered Public Accounting Firm” on page 79 below.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2023.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING SHAREHOLDERS’ ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING
The following proposal was submitted by Santa Monica Partners, L.P., a stockholder of the Company. Santa Monica Partners,L.P. has informed the Company that it is the beneficial owner of shares of the Company with a value in excess of $25,000, and has held these shares continuously for at least one year.
Proposal Four – Shareholder Right to Call for a Special Shareholder Meeting
“Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 25% of our outstanding common stock the power to call a special shareholder meeting.”
SUPPORTING STATEMENT SUBMITTED BY SANTA MONICA PARTNERS, L.P.
Many companies adhere to good corporate governance principles by providing for both a shareholder right to call a special shareholder meeting and to act by written consent. We have neither right.
Statement in Opposition to Proposal Four
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
A special meeting right, as presented by this stockholder proposal, may give a small group of stockholders a disproportionate influence over the Company’s affairs, enabling abuse and corporate waste.
The Company’s Certificate of Incorporation and Bylaws provide that the Board may call special meetings. The Board believes this approach gives the Company flexibility to call special stockholder meetings when members of the Board, acting as a fiduciaries, determine that a special meeting would be in the best interests of the Company’s stockholders.
Permitting stockholders holding only 25% of the Company’s outstanding stock to call special meetings, as requested by the proponent, would enable a small group of self-interested stockholders to exercise a disproportionate amount of influence over the Company’s affairs. Such stockholders could use the special meeting right to apply undue pressure or advance their own narrow interests rather than those of the Company and our stockholder base as a whole. The Board does not believe that the risk of allowing such a small group of investors to circumvent the Company’s typical Annual Meeting process and timeline is justifiable or in the best interests of all stockholders.
Further, special meetings of stockholders can be disruptive to business operations and can cause the Company to incur substantial expenses. Our Board members, management and employees must devote a significant amount of time and attention to preparing for a special meeting, which detracts from their primary focus of overseeing and operating our business in the best interests of stockholders. In addition, with each special meeting, we must incur significant expenses in order to prepare the required disclosures, print and distribute materials, solicit proxies and tabulate votes. Accordingly, the Board believes that special meetings of the stockholders should be extraordinary events that are supported by the Board. The Board believes that leaving the ability to call special meetings with the Board appropriately safeguards stockholder interests and prevents corporate waste.

In making its recommendation, the Board reviewed data on public companies that allow stockholders to call special meetings and, in particular, those companies with a stockholder base comparable to the Company. Of the 73 S&P Midcap 400 companies with a 15% or greater stockholder, 36 allow stockholders to call special meetings without Board approval. The majority of those 36 companies (63.9%) had special meeting thresholds in excess of 25%.

S&P 400 Companies that Permit Shareholders to Call a Special Meeting

Cannot Call Special Meeting (44%)
Can Call Special Meeting (56%)
91% of Companies Do Not Have Both a Special Meeting Right and a 15%-Or-Greater Shareholder
9% of Companies Have Both a Special Meeting Right and a 15%-Or-Greater Shareholder

Source: S&P Capital IQ, August 29, 2023. Rounded to the nearest whole number.

The proposal is unnecessary given the Company’s robust corporate governance practices that facilitate the Board’s accountability and responsiveness to stockholders.
The Company already has several mechanisms in place that protect stockholders’ interests and allow for stockholders to deliver feedback and hold the Board accountable other than through a special meeting, including:
•	Regular Stockholder Engagement: We have a robust stockholder engagement process that provides our stockholders the opportunity to engage regularly and meaningfully with management and the Board.
•
Annual Elections of the Board Beginning in 2025: We are currently transitioning away from a classified board with a phased-in approach, with all Board members to be elected annually beginning in 2025. Annual elections facilitate director accountability to stockholders and allow stockholders to provide direct feedback on all Board members on a regular basis.

•
Majority Voting in Uncontested Director Elections: The Company has a majority voting standard for uncontested director elections and a director resignation policy that requires directors that fail to receive more “for” than “against” votes to tender their resignations. A majority voting standard allows stockholders to have a direct impact on director elections and, in the Board’s view, promotes alignment of the Board with stockholder interests.

A substantially similar stockholder proposal was previously rejected by stockholders at the Company’s 2022 Annual Meeting.
A stockholder proposal regarding special meeting rights that was substantially identical to this proposal (except that it requested a special meeting threshold at 10%) was presented to our stockholders at the 2022 Annual Meeting of Stockholders and only received the support of approximately 30% of the votes cast at the meeting.
Accordingly, for the foregoing reasons, the Board of Directors recommends a vote AGAINST this stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL FOR SHAREHOLDERS’ ABILITY TO CALL FOR A SPECIAL
SHAREHOLDER MEETING.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING ADOPTING A POLICY THAT REQUIRES AN INDEPENDENT CHAIR OF THE COMPANY’S BOARD OF DIRECTORS
The following proposal was submitted by Kenneth Steiner, a stockholder of the Company. Mr. Steiner has informed the Company that he has held at least 10 shares of Common Stock continuously for at least three years.
Proposal Five – Independent Board Chairman
“Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that separate people hold the office of the Chairman and the office of the CEO and tht [sic] any person who is named chairman or co-chairman shall be independent.
Wherever possible, the Chairman of the Board shall be an Independent Director.”
SUPPORTING STATEMENT SUBMITTED BY MR. STEINER
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.
It is best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
The roles of Chairman and CEO are fundamentally different and should be held by separate directors, a CEO and a Chairman or co-chairmen who are completely independent of the CEO and Texas Pacific Land Corporation. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.
A Lead Director is no substitute for an independent Board Chairman. A lead director is not responsible for the strategic direction of the company. And a Chairman/CEO can ignore the advice and feedback from a lead director.
An excellent choice for an Independent Board Chairman would be Mr. Murray Stahl. Mr. Stahl has been a shareholder of TPL for over three decades and is the single largest shareholder in the company currently including funds under his control. He can be trusted to look out for the interests of outside shareholders. He is currently serving on the board of directors and has done an outstanding job.
Please vote yes:
Independent Board Chairman – Proposal Five

Statement in Opposition to Proposal Five
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
Board flexibility in determining the Company’s leadership structure is in the best interests of the Company and its stockholders.
The Company currently has two independent directors, Mr. Norris and Mr. Barry, serving as Co-Chairs, with the Board making the determination that such a leadership structure is the most appropriate for the Company at this time. The Board believes that the best leadership structure may vary as circumstances warrant and, as such, its ability to maintain appropriate flexibility to use its experience, judgment and insight in determining the appropriate leadership at a given time is crucial in maximizing the Company’s success. The Board carefully considers the merits of separating or combining the Chair and CEO positions and believes that using its judgment to determine the appropriate leadership structure is a core Board function and an important aspect of its fiduciary duties to stockholders.
The Board believes that the decision as to who should serve as Chair or Co-Chair, and whether the role should be filled by an independent or non-independent director, at any given time should be the responsibility of the Board of Directors, rather than dictated by a rigid rule that assumes that the same leadership structure is always appropriate. The Board believes that it should be afforded the opportunity to select the director it believes is best suited for the role of Chair or Co-Chair based on the unique circumstances and opportunities confronting the Company at any given time, as well as the individual skills and experiences that may be required in an effective Chair or Co-Chair at that time. In the Board’s view, effective corporate governance is not a “one size fits all” approach and applying arbitrary constraints on the Board’s ability to select a leadership structure that suits the Company and its particular circumstances, as the proponent requests, is unnecessarily rigid and not in the Company’s or stockholders’ best interests.
The Co-Chairs of the Board are currently independent, and the Board intends to elect a new independent Chair to serve following the conclusion of the Annual Meeting.
The Company currently has two independent directors serving as Co-Chairs. Given their extensive experience as Trustees of the Trust, Mr. Norris and Mr. Barry are uniquely suited to lead the Board as Co-Chairs with their deep understanding of the Company’s business and well-developed relationship with management. Neither Mr. Norris nor Mr. Barry serves on any committee of the Board; instead, they devote their time and efforts to establishing the Board’s agendas and materials, working with management, coordinating activities with the committees of the Board, and transferring their institutional knowledge of the Company’s business to the other members of the Board.
On July 27, 2023, Mr. Norris and Mr. Barry both notified the Board that they will not stand for reelection at the Annual Meeting. The Board intends to elect a new independent Chair to serve following the Annual Meeting.
The Company already has numerous policies and mechanisms in place that support and enhance independent oversight and protect stockholders’ interests.
We believe our strong corporate governance structure and policies, including the substantial percentage of independent directors on our Board and the robust duties of the Lead Independent Director position, if applicable, empower our independent directors and enable them to provide effective oversight of management. These policies and mechanisms include:
•
Fully Independent Key Committees: The Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are currently comprised entirely of independent directors, as required by their charters and in accordance with the rules of the NYSE and, accordingly, each committee is chaired by an independent director. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

•
Robust Lead Independent Director Role: The Company’s Corporate Governance Guidelines provide for the election of a Lead Independent Director if the sole serving Chair does not (or both Co-Chairs do not) qualify as independent. The Lead Independent Director role has a clearly delineated role and comprehensive responsibilities, including:

○	Consulting on meeting schedules and on Board and committee agendas and materials;
○	Chairing Board meetings in the absence of the Chair;
○	Convening and leading executive sessions of the Board (which may exclude any non-independent Chair, non-independent Co-Chair and/or the CEO);
○	Serving as a liaison between the Chair and the independent directors;

○	Being available for consultation and direct communication with major stockholders as directed by the Board; and
○	Performing such other duties and responsibilities as requested by the Board.
•	Strongly Independent Board: Nine of the ten Board members are independent.
•	Regular Executive Sessions: The Board’s independent directors intend to meet in executive session, without the presence of management, after each regularly scheduled Board meeting.
•
Director Tenure Limits: Board members are limited to serving a term of 12 years, which the Board believes facilitates regular refreshment and helps ensure that directors are active and engaged stewards of stockholder interests.

Accordingly, for the foregoing reasons, the Board of Directors recommends a vote AGAINST this stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL TO ADOPT A POLICY THAT REQUIRES AN INDEPENDENT CHAIR OF THE COMPANY’S BOARD OF DIRECTORS.

PROPOSAL SIX

STOCKHOLDER PROPOSAL REGARDING ADOPTING A POLICY REQUIRING EXECUTIVES TO RETAIN A SIGNIFICANT PORTION OF STOCK UNTIL RETIREMENT
The following proposal was submitted by Brandon Bell, a stockholder of the Company. Brandon Bell has informed the Company that he is the beneficial owner of shares of the Company with a value in excess of $15,000, and has held these shares continuously for at least two years.
Proposal Six – Executives To Retain Significant Stock
“Shareholders urge that the executive pay committee adopt a policy requiring senior executives to retain 50% of stock acquired through equity pay programs until retirement and to report to shareholders regarding the policy in [sic] next annual meeting proxy.”
SUPPORTING STATEMENT SUBMITTED BY BRANDON BELL
This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise, directors could maneuver to avoid the impact of this proposal.
This policy shall supplement any other share ownership requirements that have been established for senior executives and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executive that might delay implementation of this proposal.
Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus executives on TPL’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever- growing incentive to focus on long-term stock price performance.”
Please vote yes:
Executives to Retain Significant Stock – Proposal Six

Statement in Opposition to Proposal Six
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
The Company’s executives are already subject to meaningful stock ownership requirements overseen by our Compensation Committee.
The Company believes that it is in the best interests of the stockholders for executive officers to maintain a significant ownership position in the Company to create substantial alignment between senior management and stockholders. Accordingly, all of the Company’s executive officers are already subject to robust stock ownership guidelines.
The current ownership guidelines require each of the executive officers to hold shares of common stock with an aggregate value of at least a specified multiple of base salary as follows:
•	CEO – 5x base salary
•	Other Named Executive Officers – 2x base salary
•	Other Section 16 reporting persons – lx base salary

Shares counting towards the guidelines include Company shares held outright and unvested time-based restricted shares. Performance shares do not count until earned. Until each officer has achieved the required ownership level, he or she is required to retain at least 50% of the after-tax shares received upon vesting of equity awards. All of our executive officers are in compliance with our ownership guidelines as of the date of this proxy statement.
Board flexibility in determining the stock ownership guidelines is in the best interests of the Company and its stockholders.
The Board believes that the Company’s existing stock ownership guidelines represent the appropriate balance between promoting equity ownership and allowing executive officers to manage their personal financial affairs in a manner that does not impair the Company’s ability to competitively recruit and retain executive talent. The proposed requirements could result in the premature departures of executives who desire to maintain an appropriate level of diversification as they approach retirement, and may constrain the Company’s ability to hire talented executives who desire a level of personal financial flexibility that is consistent with that afforded to executives at the majority of public companies.
The Board believes that the existing compensation structure and policies strike the right balance by aligning stockholders’ and executives’ interests and by focusing on the long-term interests of the Company while allowing executives to manage the personal financial risks associated with stock ownership. The Compensation Committee regularly monitors compliance with the stock ownership guidelines and will adopt those practices that it believes serve the long-term best interests of the Company and its stockholders.
The Company’s existing stock ownership guidelines are consistent with market practice.
We believe that the equity retention requirements in the Company’s existing stock ownership guidelines are generally consistent with the policies of S&P 500 companies that have adopted equity retention requirements. In contrast, we believe that the stock retention policy set forth in the proposal, which requires “senior executives to retain 50% of stock acquired through equity pay programs until retirement,” is not market practice and would penalize those executives that have been with the company the longest, as the number of shares such executives would be required to retain are greater as compared to executives that have recently joined the company. None of the companies in our compensation reference group have adopted equity retention requirements in their stock ownership guidelines that require retention of equity awards through retirement.
Accordingly, for the foregoing reasons, the Board recommends a vote AGAINST this stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL TO ADOPT A POLICY REQUIRING EXECUTIVES TO RETAIN A SIGNIFICANT PORTION OF STOCK UNTIL RETIREMENT.

PROPOSAL SEVEN

STOCKHOLDER PROPOSAL REGARDING STOCKHOLDERS’ ABILITY TO ACT BY WRITTEN CONSENT
The following proposal was submitted by Edward Beddow, a stockholder of the Company. Mr. Beddow has informed the Company that he is the beneficial owner of shares of the Company with a value in excess of $25,000, and has held these shares continuously for at least one year.
Proposal Seven – Stockholder Proposal Requesting the Board Permit Written consent [sic] by Shareholders
“RESOLVED: Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholder entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving the shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.”
SUPPORTING STATEMENT SUBMITTED BY MR. BEDDOW
This proposal topic won a majority of votes cast at the 2022 annual meeting without any special effort by the shareholder proponent. Yet management and the Board of Directors have failed to implement the action which is clearly favored by a majority of shareholders.
Many Fortune 500 companies provide for shareholders to call special meetings and to act by written consent. In recent years, similar measures attracted more than 70% of shareholder votes at Xerox and more than 90% at Dover. Perhaps a proxy advisory firm will recommend that companies like ours, with no written consent opportunity for shareholders, in turn allow that 10% of shares to call a special meeting.
Now is a good time to adopt this proposal since our stock price has lost nearly 50% of its value since the last annual meeting was held in November 2022. This decline in value has not been felt by management who, with the exception of Messrs. Stahl and Oliver, own fewer than 5,000 shares of Texas Pacific Land common stock according to the most recent proxy statement. A large part of even that small number of shares were granted under compensation schemes overseen by the very people who benefit from the granting of shares.
Please vote to enhance shareholder value by sending management a clear message that shareholders expect them to be responsive to the majority will.
Please vote yes:
Shareholder Right to Act by Written Consent – Proposal Seven

Statement in Opposition to Proposal Seven
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
A written consent process does not promote transparent decision-making and could disenfranchise stockholders.
The Board strongly believes that when the Company’s stockholders are asked to act on a matter, all stockholders – not just a select few – deserve to have their votes solicited and counted and should be afforded the opportunity to consider the matter in an open forum at a stockholder meeting, which provides stockholders with important protections and procedural safeguards. We also believe that stockholders should have adequate time to consider the matters proposed, an opportunity for fair discussion, and the ability to exchange views with the Board before stockholder action is taken. We note that a previous similar stockholder proposal received only 38.3% of support at that time.
In contrast, stockholder action by written consent is less transparent and less democratic than action at a stockholder meeting. Action by written consent has several important disadvantages of which stockholders should be aware, including:
•
Insufficient Notice and Opportunity for Stockholders to Engage: Action by written consent is less transparent and democratic than action taken at a stockholder meeting because it may not result in all stockholders receiving notice of a proposed action prior to its approval. A small group of stockholders may be able to take action without distributing a proxy statement with complete and accurate information and without permitting other stockholders to meaningfully engage and express their views. This approach would effectively disenfranchise all of those stockholders who do not have or are not given the opportunity to participate in the written consent, and who may not be informed about the proposed action until after it has already been taken.

•
Creates Confusion, Disruption and Expense: The written consent process has the potential to create confusion because different stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory, which could impose significant administrative and financial burdens on the Company with no corresponding benefit to stockholders.

•
Allows a Small Group of Stockholders to Exercise Disproportionate Influence: Action by written consent can allow a select group of stockholders (including special interest investors) to approve critical actions unilaterally, without notice to all of the other stockholders or to the Company, circumventing the important deliberative process of a stockholder meeting. Stockholder action by written consent could be used to pursue individual agendas or significant corporate actions that neither enhance long-term stockholder value nor advance the interests of stockholders as a whole. The Board believes that every stockholder’s vote is important and deserves consideration.

Stockholder meetings offer important protections and advantages that are absent from the written consent process.
Some of the protections and advantages of stockholder meetings, which are absent from the written consent process, are as follows:
•
A stockholder meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all stockholders a chance to consider and vote on pending actions;

•	The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action;
•	Accurate and complete information about the proposed action is widely distributed in the proxy statement before the meeting;
•	All communications with respect to the proposed stockholder action are governed by SEC rules that require fair disclosure to all stockholders; and
•	The Board is able to analyze and provide a recommendation to stockholders with respect to actions proposed to be taken at a stockholder meeting.

Written consent is an uncommon and seldom-used right, and its limited utility does not outweigh its disadvantages.
The ability to act by written consent is uncommon among public companies. According to FactSet, less than 30% of companies in the Russell 3000 permit action by written consent; approximately 30% of the companies in TPL’s SIC Group and less than half of the companies in the Company’s compensation reference group and the SPDR S&P Oil & Gas ETF provide this right.
Furthermore, the right to act by written consent, even when provided, is rarely exercised. Over the last ten years, there have been just 14 attempts by stockholders to act by written consent at companies with market capitalizations of over $1 billion.1 (In contrast, there have been nearly 200 threatened proxy contests at annual meetings at such companies.)2
This stockholder proposal demands that the Board adopt a right that is unlikely to ever be exercised but that, if used, could cause substantial disruption and expense and disenfranchise stockholders, as noted above. Accordingly, the Board does not believe that this right is necessary or in the best interests of stockholders.
The Board’s responsiveness and accountability to stockholders makes written consent rights unnecessary.
The ability to act by written consent is unnecessary because TPL’s robust stockholder engagement program and commitment to effective governance practices enable the Board to be responsive to stockholder feedback.
The Company’s Board and management team regularly engage with stockholders throughout the year and incorporate their perspectives into the Board’s deliberations regarding business and governance matters.
By way of example, partly in response to stockholder feedback and in collaboration with one of its largest stockholders, the Company recently announced its intention to refresh its Board membership at the Annual Meeting with the nomination of two new independent directors in connection with the retirement of two longer-serving directors.
The Company’s regular engagement with stockholders complements our effective governance practices, including majority voting in uncontested director elections and the ongoing transition away from a classified board, with all directors subject to annual director elections beginning in 2025. Our governance practices promote director accountability to stockholders.
The Board has considered the voting results of a substantially identical proposal presented at the 2022 Annual Meeting of Stockholders, and continues to recommend voting against this proposal.
A non-binding stockholder proposal regarding stockholder action by written consent, substantially identical to this proposal, was presented to our stockholders at the 2022 Annual Meeting of Stockholders and received the support of 52.8% of the votes cast at the meeting and 38.3% of total common shares outstanding as of the record date for the meeting. Although the 2022 proposal received a majority of the votes cast, it fell far short of the vote that would be necessary to approve an amendment the Company’s Certificate of Incorporation, which would be required to adopt written consent. An amendment to the Certificate of Incorporation to adopt written consent would require the affirmative vote of 50% of the shares outstanding. For the reasons set forth above, the Board continues to recommend against this proposal for the reasons set forth above.
Accordingly, for the foregoing reasons, the Board recommends a vote AGAINST this stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL REGARDING STOCKHOLDERS’ ABILITY TO ACT BY WRITTEN CONSENT.
1	Source: FactSet. Data as of August 23, 2023.
2	Id.

PROPOSAL EIGHT
STOCKHOLDER PROPOSAL REGARDING ADOPTING A POLICY TO REQUEST THAT THE NEW YORK STOCK EXCHANGE NOT CATEGORIZE ANY INCREASE IN THE AUTHORIZED NUMBER OF SHARES AS ROUTINE
The following proposal was submitted by Lion Long Term Partners LP, a stockholder of the Company. Lion Long Term Partners LP has informed the Company that it is the beneficial owner of shares of the Company with a value in excess of $25,000, and has held these shares continuously for at least one year.
Proposal Eight
Proposal
Resolved, that the Board of Directors of the Company adopt a policy whereby, in connection with any proposal to increase the authorized number of shares of common stock of the Company, other than solely through a stock split, the Company request the New York Stock Exchange (“NYSE”), when first submitting the Company’s proxy materials to the NYSE for review, not to categorize such proposal as routine under Rule 452 of the NYSE’s Guide.
SUPPORTING STATEMENT SUBMITTED BY LION LONG TERM PARTNERS LP
Supporting Statement
Most shares of public companies are held in street name by brokers. In connection with meetings of stockholders, brokers vote the shares held in street name on matters presented at the meeting in accordance with instructions given to them by the beneficial owners of the shares. If no instructions are given, the brokers can only vote the shares on matters deemed “routine” by the exchange on which the shares are traded. On routine matters, brokers typically vote the shares in accordance with management’s recommendations if no instructions are given to them by the beneficial owner of the shares.
At the 2022 annual meeting of stockholders (held November 16, 2022), management presented a proposal (Proposal 4) to increase by some sixfold the authorized number of shares of common stock of the Company. The proposal was defeated (i.e., a majority of the votes cast voted against the proposal), but management adjourned the meeting solely on this proposal to May 18, 2023, in an attempt to secure a sufficient number of votes to approve the proposal. The stockholders overwhelmingly voted down the proposal at the adjourned meeting (62% of the shares voting on the proposal rejected it).
It is important that in any future meeting of the stockholders of the Company in which management again presents a proposal to increase the authorized number of shares of common stock of the Company that the stockholders of the Company, and not street name brokers, vote on the proposal. Proposal 4, presented to the stockholders at the 2022 annual meeting, would have, if adopted, permitted a dramatic change in the historic focus of the Company of collecting royalty payments, selling land assets, and using the proceeds to repurchase outstanding common shares, thus enhancing stockholder value. The stockholder proposal presented above would facilitate voting by the owners of the Company’s shares through an instruction to the NYSE not to categorize any such common stock authorization proposal as routine, thereby requiring street name brokers to seek the input of the beneficial owners of the shares on the proposal before voting the shares. While there can be no assurance that the NYSE would accede to a Company request that a common stock authorization proposal be categorized as non-routine, LLTP believes such a request would be given weight by the NYSE. Section 4 of the NYSE Listed Company Manual addresses Shareholder Meetings and Proxies. Section 4 contemplates a collaborative process between listed companies and the NYSE in the filing and review of proxy materials for shareholder meetings and the use and voting of proxies.

Statement in Opposition to Proposal Eight
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
The NYSE alone has the authority to determine whether any particular proposal is “routine” and the Company’s input has no bearing on the NYSE’s decision.
The NYSE determines whether any particular proposal presented to stockholders is “routine” or “non-routine” (meaning member organizations may not vote without customer instructions) based on the application of Rule 452 and information available in proxy materials. There is no mechanism in Rule 452 through which companies can request that certain proposals are deemed “routine” or “non-routine,” as this is a decision made solely by the NYSE according to its application of Rule 452 to each proposal. The Company cannot compel the NYSE to change or disregard its application of Rule 452 to categorize any share increase proposals as “non-routine,” which is the goal of the proposal. Further, if the Board ever did decide to make a request to the NYSE to categorize a particular proposal as non-routine, such a decision would be made in accordance with the Board’s judgment at that time. The proposal presents a rigid requirement that the Board would always make such a request for any share increase proposals, which is an undue restriction on the Board’s discretion.
The proposal directly contradicts the NYSE’s established position on routine matters.
A portion of Rule 452 specifies certain types of proposals that are necessarily deemed “non-routine.” An increase in the authorized number of shares of common stock is not on this list. Further, the NYSE has consistently determined that a proposal to increase the authorized number of shares of common stock of a company, as a standalone matter, is a “routine” matter.
Accordingly, for the foregoing reasons, the Board recommends a vote AGAINST this stockholder proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL REGARDING ADOPTING A POLICY TO REQUEST THAT THE NEW YORK STOCK EXCHANGE NOT CATEGORIZE ANY INCREASE IN THE AUTHORIZED NUMBER OF SHARES AS ROUTINE.

PROPOSAL NINE
STOCKHOLDER PROPOSAL REGARDING SEVERANCE PAY TO SENIOR MANAGERS AS A BREACH OF FIDUCIARY DUTY
The following proposal was submitted by Special Opportunities Fund, a stockholder of the Company. Special Opportunities Fund has informed the Company that it is the beneficial owner of shares of the Company with a value in excess of $25,000, and has held these shares continuously for at least one year.
Proposal Nine
RESOLVED: The stockholders will consider it a breach of fiduciary duty for the board of directors to authorize severance pay for any senior manager in excess of such individual’s base annual compensation unless it is unanimously approved.
SUPPORTING STATEMENT SUBMITTED BY SPECIAL OPPORTUNITIES FUND
The Company has been engaged in contentious litigation with certain directors. Given this tension in the boardroom, we believe it is possible that at some point there may be changes to the board of directors and to senior management. The purpose of this non-binding proposal is to advise the directors that the stockholders believe that, unless unanimously approved by the board, authorizing any severance pay that would constitute a lucrative golden parachute for any senior manager may be subject to a legal challenge as a breach of a director’s fiduciary duty.
Statement in Opposition to Proposal Nine
The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.
The proposal unduly limits the discretion of the Board by requiring unanimous approval of certain compensation arrangements.
The Board and the Compensation Committee of the Board may approve compensation arrangements by a majority vote of the directors present at a meeting. Unanimous consent of the Board or the Compensation Committee is not required. The proposal’s request for unanimous approval for severance pay is an undue limitation on the discretion of the Board. A majority approval requirement is standard governance practice and protects stockholders against the actions of a single director or a small group of directors with beliefs that may differ from the majority of the Board on any particular item. If approval of severance pay – or any other action – required unanimous Board approval, then a single director could exercise disproportionate influence over the Company’s affairs and obstruct the normal functioning of the Board.
A majority vote standard also allows any director who may have a conflict of interest to be recused from any particular item while allowing the Board (or committee) to proceed. Further, nine out of ten directors of the Company are independent and all of the members of the Compensation Committee are independent. A majority vote standard combined with a majority independent Board (and fully independent Compensation Committee) adequately protects the interests of stockholders.
The proposal is misleading to stockholders by indicating that stockholders have the authority to decide whether actions by directors are a breach of fiduciary duties.
The proposal asks stockholders to consider certain director actions a breach of fiduciary duty. Whether the actions of the directors described in the proposal are a breach of fiduciary duties under Delaware law is a decision that can only be binding when finally determined in a court of law. Fiduciary duties are the purview of Delaware common law and cannot be modified or expanded via a resolution of stockholders. The proposal falsely suggests, and is predicated on the inaccurate assumption, that directors’ fiduciary duties can be stipulated through a stockholder resolution. All of our directors are bound by fiduciary duties as set forth by Delaware law and take these responsibilities seriously.
Accordingly, for the foregoing reasons, the Board recommends a vote AGAINST this stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL REGARDING SEVERANCE PAY TO SENIOR MANAGERS AS A BREACH OF FIDUCIARY DUTY.

OTHER MATTERS
The Board does not know of any other matters that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE
Board of Directors
The Board currently consists of ten (10) directors, nine (9) of whom - Mr. Barry, Mr. Best, General Cook, Ms. Duganier, Ms. Epps, Mr. Kurz, Mr. Norris, Mr. Oliver and Mr. Stahl - are considered “independent” under the rules of the SEC and the NYSE. No director may be deemed independent unless the Board determines that he or she has no material relationship with TPL. Mr. Norris and Mr. Barry are the Co-Chairs of the Board. Because Mr. Barry and Mr. Norris will not stand for re-election at the Annual Meeting, the Board intends to elect a new independent Chair to serve following the Annual Meeting.
The Board meets at least quarterly and the independent directors serving on the Board intend to meet in executive session (i.e., without the presence of any non-independent directors and management) immediately following regularly scheduled Board meetings. During the fiscal year ended December 31, 2022 (the “Last Fiscal Year”), the Board met ten (10) times and acted one (1) time by unanimous written consent in lieu of holding a meeting. All of the directors attended at least 75% of the total number of meetings held by the Board and of the committees on which they served during the Last Fiscal Year. Each director is also expected to attend the Company’s annual meetings of stockholders. Nine of the ten directors then serving attended last year’s annual meeting of stockholders.
The Board has three standing committees, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Membership in each committee is shown in the following table.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David E. Barry
John R. Norris III
Rhys J. Best			•
Donald G. Cook		•	▲
Barbara J. Duganier	•	▲
Donna E. Epps	▲		•
Tyler Glover
Karl F. Kurz		•
Eric L. Oliver	•
Murray Stahl			•
▲ Chair • Member
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Donald G. Cook, the chair, Rhys J. Best, Donna E. Epps and Murray Stahl. The committee members have met the independence requirements for service on the Nominating and Corporate Governance Committee in accordance with rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending individuals qualified to become members of the Board, and for overseeing corporate governance matters. During the Last Fiscal Year, the Nominating and Corporate Governance Committee held seven (7) meetings.
The Board has adopted the Nominating and Corporate Governance Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.
Audit Committee
The Audit Committee consists of Donna E. Epps, the chair, Barbara J. Duganier and Eric L. Oliver. The Board has determined that both Ms. Epps and Ms. Duganier are “audit committee financial experts,” as defined by the rules of the SEC. Additionally, the members of the Audit Committee meet the independence requirements for service on the Audit Committee in accordance with the rules of the NYSE and Section 10A(m)(3) of the Exchange Act.
The Audit Committee is responsible for, among other things, ensuring that the Company has adequate internal controls and is required to meet with the Company’s auditors to review these internal controls and to discuss other financial reporting matters. The Audit Committee is also responsible for the appointment, pre-approval of work, compensation, and oversight of the auditors. During the Last Fiscal Year, the Audit Committee of the Company held five (5) meetings.
The Board has adopted an Audit Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.

Compensation Committee
The Compensation Committee consists of Barbara J. Duganier, the chair, Donald G. Cook, and Karl F. Kurz. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE, and that each qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The primary function of the Compensation Committee is to review, approve and recommend corporate goals and objectives relevant to compensation of TPL’s Named Executive Officers (as defined below), review and approve TPL’s compensation plans, and review and make recommendations regarding compensation for non-employee directors. During the Last Fiscal Year, the Compensation Committee held eight (8) meetings.
The Board has adopted a Compensation Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.
Ad Hoc Committees
From time to time, the Board constitutes ad hoc committees, the membership, duties and compensation, if any, of which are determined by the Board.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Ms. Duganier, General Cook and Mr. Kurz. None of Ms. Duganier, General Cook and Mr. Kurz, the members of the Compensation Committee, was an officer or employee of TPL during the Last Fiscal Year or had any relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. There are no interlocking relationships requiring disclosure by the Company pursuant to Item 407(e)(4)(iii) of Regulation S-K.
Corporate Governance
The Company is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The Board expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions the Company has taken to help ensure that our conduct earns the respect and trust of stockholders, customers, business partners, employees, and the communities in which we live and work.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics applicable to all members of the Board, executive officers and employees. A copy of the Code of Business Conduct and Ethics is available on the Company’s corporate website at www.TexasPacific.com. We intend to disclose any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by filing a Current Report on Form 8-K with the SEC.
Communication with Directors
The Board is committed to meaningful engagement with stockholders and other interested persons and welcomes input and suggestions. Information regarding how stockholders can contact the Co-Chairs or non-management members of the Board is set forth in our Corporate Governance Guidelines that are posted on our website, www.TexasPacific.com. Stockholders and other interested persons who wish to contact the Board may do so by submitting any communications to the Company by mail at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, Attention: Investor Relations, with an instruction to forward the communication to a particular director or the Board as a whole, and the correspondence will be forwarded as requested if the communication falls within the scope of matters generally considered by the Board. Our Board has created a number of ways for stockholders and other stakeholders to provide input, including:
•	Attending the Annual Meeting of Stockholders and submitting questions to be addressed during the meeting;

•	Attending quarterly earnings calls, investor conferences and other similar opportunities;
•	Sending an email to our Investor Relations department at IR@texaspacific.com;
•	Mailing a letter to us at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, Attention: Investor Relations; or
•	Requesting a stockholder engagement meeting via one of the means outlined here.
Board Leadership Structure and Risk Oversight
Mr. Norris and Mr. Barry jointly serve as chairs of the Board (together, the “Co-Chairs”). The Co-Chairs of the Board are independent directors. The Company believes that having an independent chair or independent Co-Chairs of the Board provides strong leadership for the Board and help ensure critical and independent thinking with respect to the Company’s strategy and performance. Our Chief Executive Officer is also expected to serve as a member of the Board as the management representative. The Company believes this is important to make information and insight directly available to the directors in their deliberations. This structure gives the Company an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability, and effective risk oversight.
The duties of the Chair or Co-Chairs include:
•	Chairing Board meetings and meetings of stockholders, except as otherwise provided by our Bylaws;
•	Establishing the agenda for each Board meeting;
•	Leading executive sessions of the Board (if the Chair or Co-Chairs qualify as independent);
•	Having authority to call Board meetings;
•	Approving meeting schedules for the Board and determining the appropriate time allocated to each agenda item;
•	Reviewing and approving information distributed to the Board;
•	Consulting with the Nominating and Corporate Governance Committee with regard to the membership and performance evaluations of the Board and committee members; and
•	Performing such other duties and responsibilities as may be requested by the Board.
Because Mr. Barry and Mr. Norris will not stand for re-election at the Annual Meeting, the Board intends to elect a new independent Chair to serve following the Annual Meeting.
Our Corporate Governance Guidelines allow for the Chair of the Board and the Chief Executive Officer roles to be filled by a single individual. In the event the Chair does not qualify as independent, the independent directors shall select from among themselves a lead independent director, or only one of the Co-Chairs qualifies as independent, the independent Co-Chair shall also serve the functions of the lead independent director. The duties of a lead independent director are set forth in our Corporate Governance Guidelines, and include chairing Board meetings in the absence of the Chair or Co-Chairs, convening and leading executive sessions of the Board, serving as a liaison between the Chair or Co-Chairs and the independent directors, being available for consultation and director communication with major stockholders as directed by the Board, and performing such other duties and responsibilities as requested by the Board.

Risk Oversight
The Company believes that risk oversight is the responsibility of the Board as a whole and not solely of any one of its committees. The Board oversees executives’ management of risks that are most relevant to the Company and periodically reviews the processes established by management to identify and manage risks and communicates with management about these processes. In addition to these measures, the Audit Committee regularly discusses policies with respect to risk assessment and risk management, the Company’s major litigation and financial risk exposures, compliance, cybersecurity, information technology and the steps management has taken to monitor and control such exposures, and the Compensation Committee oversees risks arising from the Company’s compensation and employee benefits plans, policies and programs for its employees. The Nominating and Corporate Governance Committee, with assistance from the Audit Committee and the Compensation Committee, oversees our ESG program and monitors related risks. The Board, and the various committee chairs, address any issues identified in such discussions and reviews them with management as they arise, and monitors actions, procedures or processes implemented in response.
Our General Counsel serves as our chief compliance officer, and periodically reviews the effectiveness of the Company’s compliance programs and responds to, and monitors the status and response to, compliance issues that may arise from time to time. The General Counsel reports to the Chief Executive Officer.
Audit Committee Procedures; Procedures for Approval of Related Person Transactions
The Audit Committee meets separately and periodically with the Company’s independent auditor, the Company’s chief financial officer and director of internal audit to assess certain matters, including the status of the independent audit process, management and the independent auditor’s assessments of the Company’s financial reporting and internal controls and compliance with legal and regulatory requirements, and management’s views as to the competence, performance and independence of the independent auditor. The Audit Committee oversees the internal audit function, including its structure, personnel, budget, and annual internal audit plans. In addition, the Audit Committee, as a whole, reviews and meets to discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor. The Audit Committee makes a recommendation to the Board each year as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.
Information about the procedures for approval of related person transactions is available under the heading “Transactions with Related Persons” on page 48 below.
Qualifications and Nominations of Directors
The Nominating and Corporate Governance Committee charter provides that the Nominating and Corporate Governance Committee screen, recruit and interview individuals that the Nominating and Corporate Governance Committee believes are qualified to become members of the Board, consistent with criteria approved by the Board from time to time, and to recommend to the Board the (a) director nominees to be selected by the Board to stand for election or re-election at the annual meeting of stockholders and (b) director candidates to be appointed by the Board to fill vacancies and newly created directorships. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that it believes must be met by its recommended Board nominees. Instead, the Committee looks at the unique skills and qualifications of each nominee in light of the mix of skills and qualifications of the Board members then in office and any desired attributes at such time. The Committee also considers diversity of age, gender, culture, race and ethnicity as part of its evaluation process, in addition to any other factors as it may deem to be in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee reviews periodically the size of the Board and oversees an annual self-evaluation of the Board and its committees.
Whenever the Nominating and Corporate Governance Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the Board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to nominate an individual for election as a director directly, without going through the Nominating and Corporate Governance Committee, must comply with the procedures in the Company’s Bylaws. The Bylaws are provided on our website at www.TexasPacific.com.
Our Board has adopted a “majority vote policy.” Under this policy any nominee for director in an uncontested election who does not receive a majority of the votes cast is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation. In a contested election scenario, a plurality vote standard applies and resignations would not be required to be tendered at any vote level.
Insider Trading Policy; Anti-Hedging Policy
We have an Insider Trading Policy that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy prohibits all employees, executive officers, directors, agents, consultants and contractors from trading in the Company’s securities while in possession of material nonpublic information. Such persons are also generally prohibited from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s General Counsel for all pledges, and the deposit in margin accounts, of the Company’s securities and the securities of any other company designated by the Company’s General Counsel. The Insider Trading Policy also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s General Counsel (or, in the case of the General Counsel, the Chief Financial Officer).
Clawback Policy
In 2022, the Company adopted a Clawback Policy in accordance with Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder (collectively, “Section 10D”). In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the Clawback Policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the Clawback Policy are current and former executive officers, as determined by the Board in accordance with Section 10D and the listing standards of the NYSE. Incentive compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure as defined in Section 10D. The amount subject to recovery is the excess of the incentive compensation received based on the erroneous data over the incentive compensation that would have been received had it been based on the restated results.
Environmental, Social and Governance (“ESG”)
In August 2021, the Company published its inaugural environmental, social, governance (“ESG”) disclosure through its website, highlighting data and processes that began in 2020. The ESG disclosure is aligned to the Sustainable Accounting Standards Board framework, along with key elements of the Global Reporting Initiative. The climate related portion of the disclosure also adheres to the Task Force on Climate Related Financial Disclosure’s recommendations.
Integrating sustainability and ESG objectives is a priority for our Company. Our ESG strategy is focused on the overarching priorities of environmental management, employee health and safety, workforce management and equality, community and landowner engagement, and strong corporate governance and ethics. We are committed to sustainability and responsible stewardship across all of our operations and land management activities.

As the Company does not produce oil or gas from the land from which its royalties’ revenue stream is derived, it developed its sustainability goals and partnership opportunities in consultation with the entities operating on its land. On the water solutions side of its business, the Company developed a tailored ESG program that addresses the ethical and responsible buildout of water assets and management of water as a natural resource. The Company’s continued goal is an integrated and iterative approach to sustainable and responsible resource management.
TPL’s ESG accomplishments and goals include but are not limited to:
•	Converted from a business trust to a Delaware corporation in January 2021, instituting a modern governance framework, including Board oversight of ESG risks and opportunities.
•	Conducted our first materiality assessment to determine which ESG metrics drive long-term business, environmental and social value.
•
Increased the electrification of the Company’s water assets in an effort to reduce costs and mitigate the overall emission profile of the Company by reducing reliance on diesel generators. TPL spent a total of $13.3 million of capital in 2022 and 2021 on electric infrastructure.

•	Initiated energy tracking in 2020 to monitor and identify trends in energy consumption and sourcing.
•	Prioritizing the health and welfare of TPL’s workforce.
•	Employed practices for the tracking and monitoring of all spills, regardless of whether they are within or outside the scope of regulatory reporting requirements.
•
Partnered with oil & gas operators on the Company’s surface estate to collectively discuss and manage ESG risks. Partnership opportunities included: developing renewable energy infrastructure across the Company’s land, developing water infrastructure to support the reuse and recycling of produced water—a critical response to climate change, partnering to develop innovative technologies that support emissions management, and more.

•
Instituted a governance framework that includes oversight and stewardship of the Company’s ESG strategies. The Nominating and Corporate Governance Committee reviews the Company’s policies and programs concerning corporate social responsibility, including ESG matters, with the support of the Audit Committee and the Compensation Committee, where appropriate. The committees provide guidance to the Board and management with respect to trends and developments regarding environmental, social, governance, and political matters that could significantly impact the Company.

The Board continues to review the Company’s ESG strategy, including metrics and targets, to determine if updates or process improvements are needed.
Investors and other stakeholders can learn more about our ESG program at www.TexasPacific.com/esg.
Human Capital Resources
We believe we have a talented, motivated and dedicated team and we are committed to supporting the development of our team members and continuously building on our strong culture. As of December 31, 2022, the Company had 99 full-time employees, of which 29 were employees of TPWR, and as of September 14, 2023, the Company had 100 employees, of which 29 were employees of TPWR.

Our business strategy and ability to serve customers relies on employing talented professionals and attracting, training, developing, motivating and retaining a knowledgeable skilled workforce. We maintain a good working relationship with our employees. We value our employees and their experience in providing value through land, mineral and water resource management and water solutions. Maintaining a robust pipeline of talent is crucial to our ongoing success and is a key aspect of succession planning efforts across the organization. Our leadership and human resources teams are responsible for attracting and retaining top talent by facilitating an environment where employees feel supported and encouraged in their professional and personal development. We are committed to enhancing gender, racial and ethnic diversity throughout our organization. We believe that diversity is an important factor in bringing people together, encouraging shared commitment and fostering new ideas.
We strive to be a great place for our employees to work. Accordingly, we offer industry competitive pay and benefits, tuition reimbursement and continuing education classes and are committed to maintaining a workplace environment that promotes employee productivity and satisfaction.
Employee safety is also among our top priorities. Accordingly, we have developed and administer company-wide policies to ensure a safe and fair workplace free of discrimination or harassment for each team member and compliance with Occupational Safety and Health Administration (“OSHA”) standards, as further discussed in our Code of Business Conduct and Ethics. This commitment applies to recruiting, hiring, compensation, benefits, training, termination, promotions or any other terms and conditions of employment.
We strive for a goal of zero occupational injuries, illnesses and incidents in our workplace. To ensure that we protect our safety culture, we have in place a dedicated HS&E team with substantial combined years of experience and have in-house authorized trainers for OSHA-required certified training, powered equipment training and PCE-safe land certificated training.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table is based upon 7,676,585 shares of common stock outstanding as of September 14, 2023 and shows all holders known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of September 14, 2023:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Horizon Kinetics LLC(1) 470 Park Avenue South, 4th Floor South, New York, New York 10016	1,398,465	18.2%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	631,365	8.2%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	430,401	5.6%
(1)
The information set forth is based on Amendment No. 3 to Schedule 13D (the “Schedule 13D”) filed on August 1, 2023 by Horizon Kinetics Asset Management LLC (“Horizon”), a wholly owned subsidiary of Horizon Kinetics LLC (together with Horizon and collectively with their affiliates, “Horizon Kinetics”). Horizon Kinetics, through its registered investment adviser, Horizon, acts as a discretionary investment manager on behalf of its clients, who maintain beneficial interest in TPL. In addition, Horizon Kinetics and its principals maintain ownership of TPL by virtue of investments in certain accounts, including proprietary accounts. Each of Horizon and Horizon Kinetics LLC report sole voting power and sole dispositive power over 1,398,465 shares. Murray Stahl, CEO, Chairman of the Board, co-founder and CIO of Horizon Kinetics, is a director of TPL, and his beneficial ownership is reported in the “Stock Ownership Information for Directors and Officers” table below. The number of shares reported as beneficially owned excludes shares held personally by senior portfolio managers of Horizon Kinetics.

(2)	The information set forth is based on Amendment No. 1 to Schedule 13G filed on February 9, 2023 by The Vanguard Group.
(3)	The information set forth is based on the Schedule 13G filed on February 10, 2023 by BlackRock, Inc.

Stock Ownership Information for Directors and Officers
The following table is based upon 7,676,585 shares of common stock outstanding as of September 14, 2023 and shows the number of shares of Common Stock beneficially owned directly or indirectly as of September 14, 2023 by our current directors, director nominees, and Named Executive Officers:
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers:
David E. Barry(1)	442	*
Rhys J. Best	106	*
Donald G. Cook	149	*
Barbara J. Duganier	139	*
Donna E. Epps	139	*
Karl F. Kurz	106	*
John R. Norris III(2)	1,139	*
Eric L. Oliver	133,339(3)	1.74%
Robert Roosa (Nominee)	—	—
Murray Stahl	1,400,523(4)	18.24%
Marguerite Woung-Chapman (Nominee)	—	—
Tyler Glover	1,419	*
Chris Steddum	634	*
Micheal W. Dobbs	268	*
All Directors and Named Executive Officers as a Group (12 persons)	1,538,403	20.04%
*	Indicates ownership of less than 1% of the class.
(1)	Mr. Barry will not stand for reelection to the Board at the Annual Meeting.
(2)	Mr. Norris will not stand for reelection to the Board at the Annual Meeting.
(3)
Includes (i) 239 shares held by Eric L. Oliver, (ii) 130,500 shares held by SoftVest, L.P., a Delaware limited partnership (“SoftVest LP”), (iii) 350 shares held by trusts administered for the benefit of Mr. Oliver’s grandchildren (the “Trust Shares”), and (iv) 2,250 shares owned by Debeck LLC and Debeck Properties LP (together, “Debeck”). The general partner of SoftVest LP is SoftVest GP I, LLC, a Delaware limited liability company (“SV GP”). SoftVest Advisors, LLC, a Delaware limited liability company (“SoftVest Advisors”) is investment manager of SoftVest LP. Mr. Oliver is the managing member of SV GP. SoftVest LP, SoftVest Advisors and Mr. Oliver may be deemed to share voting and dispositive power with respect to shares held by SoftVest LP. Mr. Oliver has sole voting and dispositive power with respect to the Trust Shares. Mr. Oliver controls Debeck and has sole voting and dispositive power with respect to the shares beneficially owned by Debeck. Based on Form 4 filed by Mr. Oliver on January 3, 2023.

(4)
Includes (i) 2,058 shares held by Murray Stahl, based on Form 4 filed by Mr. Stahl on September 14, 2023, and (ii) 1,398,465 shares beneficially owned by Horizon Kinetics, based on Amendment No. 3 to the Schedule 13D filed on August 1, 2023 by Horizon. Mr. Stahl serves as CEO, Chairman of the Board, co- founder and CIO of Horizon Kinetics, and reports sole voting power over the 2,058 shares he holds directly and shared voting power over the 1,398,465 shares directly beneficially owned by Horizon. Mr. Stahl does not participate in investment decisions with respect to the securities of TPL and reports dispositive power over no shares of TPL.

Transactions with Related Persons
The Company generally does not engage in transactions in which its executive officers or directors (or any of their immediate family members) or any of its stockholders owning 5% or more of the outstanding shares of Common Stock have a material interest. There have been no such transactions since the beginning of the Last Fiscal Year. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000 in any fiscal year, it will be subject to review and approval by the Audit Committee in accordance with its written policy and procedures adopted by the Board. Transactions entered into that were not related person transactions at the time that they were consummated, but that later become related person transactions during the course of the transaction will also be subject to review by the Audit Committee in accordance with a written policy adopted by the Board.
There have been no significant reportable transactions or currently proposed transactions between TPL and any TPL director or executive officer or any 5% security holder of TPL or any member of the immediate family of any of the foregoing persons, since the beginning of the Last Fiscal Year.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Executive Officers
Tyler Glover, 38, serves as TPL’s President and Chief Executive Officer. Biographical information for Mr. Glover is included above.
Chris Steddum, 43, serves as TPL’s Chief Financial Officer since June 1, 2021. Prior to that, Mr. Steddum served as Vice President, Finance and Investor Relations of TPL and also served as Vice President, Finance and Investor Relations of the Trust. Prior to joining the Trust in 2019, Mr. Steddum spent 10 years working in oil and gas investment banking, most recently as a Director at Stifel Financial Corporation from 2016 to 2019, and prior to that served as a Director at GMP Securities from 2014 to 2016.
Micheal W. Dobbs, 50, serves as TPL’s Senior Vice President, Secretary and General Counsel. Mr. Dobbs also served as Senior Vice President and General Counsel of the Trust from August 2020 until January 11, 2021. Prior to joining the Trust, Mr. Dobbs had been a partner at Kelley Drye & Warren LLP.
Significant Employees
Robert A. Crain, 45, serves as Executive Vice President of TPWR, in which capacity he has served since its formation in June 2017. From 2015 to 2017, Mr. Crain was Water Resources Manager with EOG Resources where he led the development of EOG’s water resource development efforts across multiple basins including the Permian and Eagle Ford. During his career, he has successfully developed multiple large-scale water sourcing, distribution and treatment systems across multiple platforms and industries.
Stephanie Buffington, 57, serves as TPL’s Chief Accounting Officer, in which capacity she has served since June 1, 2021. From September 2020 through May 2021, Ms. Buffington served as Vice President of Financial Reporting and from December 2017 through September 2021 served as Director of Financial Reporting. Prior to joining the Company, Ms. Buffington most recently served as Vice President of Financial Reporting at Monogram Residential Trust, Inc., a publicly traded REIT, from 2014 to 2017. Ms. Buffington has over 25 years of public company experience and began her career at KPMG. She is a licensed Certified Public Accountant in the State of Texas.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for each of TPL’s Chief Executive Officer, Chief Financial Officer and up to three other most highly compensated individuals who were serving as an executive officer at the end of the Last Fiscal Year, and up to two other individuals who would have been included as other most highly compensated individuals but were not serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the “Named Executive Officers”). The compensation disclosures below reflect Fiscal Year 2022.
For Fiscal Year 2022, the following officers represented our Named Executive Officers:
•	Tyler Glover, our President and Chief Executive Officer
•	Chris Steddum, our Chief Financial Officer; and
•	Michael W. Dobbs, our Senior Vice President, Secretary, and General Counsel

Executive Summary
TPL was originally organized in 1888 as a business trust to hold title to extensive tracts of land in numerous counties in West Texas which were previously the property of the Texas and Pacific Railway Company. On January 11, 2021, we completed our Corporate Reorganization from a business trust to a corporation changing our name from Texas Pacific Land Trust to Texas Pacific Land Corporation.
Our business activity is generated from our surface and royalty interest ownership in West Texas, primarily in the Permian Basin. Our revenues are derived from oil, gas and produced water royalties, sales of water and land, easements and commercial leases. Due to the nature of our operations and concentration of our ownership in one geographic location, our revenue and net income are subject to substantial fluctuations from quarter to quarter and year to year. In addition to fluctuations in response to changes in the market price for oil and gas, our financial results are also subject to decisions by the owners and operators of not only the oil and gas wells to which our oil and gas royalty interests relate, but also to other owners and operators in the Permian Basin as it relates to our other revenue streams, principally water sales, easements and other surface-related revenue.
Business and Financial Performance 2022 Highlights
•	Net income of $446.4 million, or $57.80 per share (basic) and $57.77 (diluted)
•	Revenues of $667.4 million
•	Adjusted EBITDA(1) of $591.8 million
•	Royalty production of 21.3 thousand barrels of oil equivalent per day
•	Total cash dividends of $32.00 per share paid during 2022 (comprised of a $20.00 per share special dividend and $12.00 per share in regular dividends)
•	Published annual update of ESG disclosure, including metrics for 2021
Key Aspects of 2022 Design
In 2022, the Compensation Committee used a newly designed compensation program to better align with C-corporation best practices, which include:
•	A more structured annual incentive program including pre-established metrics and goals;
•	Equity compensation with three year vesting periods, including both performance-based and time-based vesting elements; and
•	Common corporate governance features such as stock ownership guidelines.
(1)	Reconciliations of Non-GAAP measures are provided in Appendix A attached hereto.

The Compensation Committee consulted with Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, to review typical practices within the Reference Group (as defined below) to consider potential changes to TPL’s compensation program. The redesign was intended to meet the following objectives:
•	Align executives’ financial interests more closely with stockholders;
•	Tie executive compensation more with long-term performance (both stock price and financial performance) incorporating greater risk into the awards, while relying less on discretionary compensation;
•	Incorporate long-term vesting periods to help ensure continuity of the management team;
•	Enhance the structure of the program to create more transparency for participants and stockholders about how outcomes are determined and increase the risk profile of the program;
•	Meet common governance standards for public companies, and assess and control the program to avoid creating undue risk or encouraging excessive risk-tasking by executives; and
•	Ensure a competitive compensation program.
As part of the redesign and in connection with the new availability of equity compensation pursuant to the 2021 Incentive Plan, the Compensation Committee reduced the annual cash incentive targets for each of our officers and incorporated long-term equity-based incentive compensation to more closely align with practices within the Reference Group. We believe that our program, including awards under the 2021 Incentive Plan, has an appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking.
We have maintained this general structure for 2023.
Decision-Making Process
Compensation Philosophy and Approach
TPL’s 2022 executive compensation program was designed to recruit and retain an executive team and to reward performance in achieving TPL’s goals of protecting and maintaining the assets of TPL. The 2022 executive compensation program consisted principally of a salary, an annual cash bonus (sometimes referred to as awards under a non-equity incentive plan commencing in 2022), and share- based compensation. Base salaries provide our Named Executive Officers with a steady income stream that is not contingent on TPL’s performance. Differences in salary for the Named Executive Officers may reflect the differing responsibilities of their respective positions, the differing levels of experience of the individuals and internal pay-equity considerations. The cash bonus allows the Compensation Committee flexibility to recognize and reward the Named Executive Officers’ contributions to TPL’s performance in any given year. Salaries are reviewed annually, and salary adjustments and the amounts of cash bonuses are determined by the Compensation Committee and the Board, as applicable, based upon an evaluation of the Named Executive Officer’s performance and contributions, as well as overall performance of the Company, against the goals and objectives of TPL in accordance with the relevant employment agreements in effect, as applicable. Share-based compensation awards link pay to performance and aligns executive officers’ interests with those of the Company and its stockholders over the long term. See “Employment Agreements” below.
In accordance with the employment agreements, final bonus amounts for a completed year are expected to be finalized during the first quarter of the following year.
As part of its compensation program, TPL maintains both a qualified defined benefit pension plan and a qualified defined contribution plan which are both available to employees generally, as well as to the Named Executive Officers. These plans are designed to assist employees in planning for their retirement.

Consideration of 2022 Say on Pay Vote; Stockholder Engagement
At our November 2022 stockholder meeting, the majority of our stockholders voted to approve our executive compensation program, with approximately 71% approval among votes cast. The Compensation Committee viewed this as support of its approach and philosophy and as a basis for continuing with the program described in this CD&A for 2023. TPL respects its stockholders and takes their feedback seriously. In light of the 71% approval level of our Say on Pay proposal in 2022, we have undertaken a stockholder engagement campaign to better understand investor concerns with our executive compensation program and gather feedback.
During the summer of 2023, at the direction of our Compensation Committee, TPL management reached out to 10 of our largest stockholders, representing more than 20% of our outstanding shares, to discuss our executive compensation program along with other topics of importance to them, including governance, sustainability and strategy. Four stockholders representing approximately 10% of our outstanding shares accepted our invitation to share feedback, and members of management and of the Board engaged at length with them. The remaining 6 stockholders we contacted either did not respond or confirmed that they did not have any concerns with our executive compensation program and therefore no engagement was necessary.
Independent members of our Board participated in and led each of these meetings with stockholders. Each meeting included some combination of our Compensation Committee Chair and at least one other member of the Board. They were joined in these meetings by most or all of the Company’s CEO, CFO, Secretary and General Counsel and Vice President of Finance and Investor Relations.
Following these meetings, the Compensation Committee met with senior management to discuss what we learned during this comprehensive outreach process. In general, we learned that institutional stockholders were not seeking significant changes to our compensation program; many expressed support for our overall compensation philosophy and instead suggested modest changes, including enhancing our proxy statement disclosures and increasing the proportion of performance-based equity over time.
In response to this feedback, we have added new disclosures to our proxy statement intended to provide greater transparency into the functioning of our executive compensation program. Additionally, we intend to evolve our compensation program over time, and we may make further changes to the structure of our compensation based on the needs of the Company.
Role of the Compensation Committee
The Compensation Committee has the sole authority to determine the compensation of the Named Executive Officers other than the Chief Executive Officer and to make recommendations to the Board, which has the authority to make final decisions, with respect to the compensation of the Chief Executive Officer. The Compensation Committee is also responsible for developing and overseeing an equity compensation program for the Company generally for other employees, and for making recommendations to the Board with respect to compensation for non-employee directors, with assistance from the Compensation Committee’s independent compensation consultant. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.
In establishing the Named Executive Officers’ compensation for 2022, the Compensation Committee Chair and the full Compensation Committee met multiple times, including with management and/or the Compensation Committee’s independent compensation consultant, to review market practices, evaluate potential alternatives, and determine appropriate metrics and goals.
Role of Management
Our CEO, Mr. Glover, provided recommendations for compensation for his direct reports. Additionally, the management team provided the Compensation Committee with financial performance information to assist with the assessment of company and individual performance in determining the bonuses for 2022. The Compensation Committee considered this information in its decision-making process. No member of management participated in discussions relating to his or her own compensation.

Role of the Independent Consultant
In May 2021, after a competitive bid process pursuant to which several compensation consultants were considered, the Compensation Committee selected Meridian as its new independent compensation consultant to assist the Compensation Committee in fulfilling its responsibilities related to the oversight of TPL Corporation’s executive officer and non-employee director compensation. The Compensation Committee determined that Meridian was independent from management based upon the consideration of various relevant factors, including that Meridian did not provide any services to TPL except advisory services to the Compensation Committee, and that Meridian had and adhered to policies and procedures that were designed to prevent conflicts of interests.
The independent compensation consultant advises the Compensation Committee in the development of pay strategies regarding our executive officers, including our CEO, and non-employee directors. The Compensation Committee reviews and discusses matters involving executive officer and non-employee director compensation. Following this review, the Compensation Committee makes a determination and/or recommendation to the Board, as applicable under the Compensation Committee’s charter, regarding, among other things (a) the compensation of the CEO and the compensation of executive officers other than the CEO, in each case including salary, bonus, benefits, incentive awards and perquisites, and (b) compensation for TPL’s non-employee directors.

Benchmarking Process
Determining the 2022 Compensation Program
As described below, the Compensation Committee asked Meridian to review market data as part of the process of establishing 2022 compensation for our Named Executive Officers, which included transitioning to a more equity-based compensation program. As part of this process, the Compensation Committee noted that TPL is a unique organization in a number of ways:
•	It is the largest publicly-traded mineral royalty focused organization, with a market capitalization more than double the next largest publicly-traded mineral royalty focused organization;

•	Unlike most mineral royalty focused organizations, TPL also owns and manages a large amount of surface rights;
•	These surface rights allow the creation of additional business lines, such as our Surface Leases, Easements and Material (referred to as “SLEM”) and water businesses;
•	TPL’s legacy assets carry zero basis on the balance sheet; and
•	TPL’s financial profile is unusual with no debt, limited book assets, and high margins. TPL also returns a significant portion of its cash flow to stockholders through dividends and share repurchases.
As a result of these unique characteristics, TPL does not have any close peers. Instead of reviewing peer group market data, the Compensation Committee asked Meridian to review compensation for a group of comparable reference companies (the “Reference Group”). The Reference Group (listed below) represents companies which operate in ancillary businesses such as royalty companies, midstream companies, E&P companies, and real estate investment trusts that have business lines similar to TPL and are similar in market capitalization, enterprise value, and/or Adjusted EBITDA.
Royalty Companies	E&P Companies
PrairieSky Royalty Ltd.	Marathon Oil Corporation
Black Stone Minerals, L.P.	PDC Energy, Inc.
Brigham Minerals, Inc.	Matador Resources Company
SM Energy Company
Midstream Companies	Callon Petroleum Company
Western Midstream Partners, LP
DCP Midstream, LP	Real Estate Investment Trusts
EnLink Midstream, LLC	Outfront Media Inc.
NuStar Energy L.P.	Rayonier Inc.
Crestwood Equity Partners LP	Innovative Industrial Properties, Inc.
Lexington Realty Trust
Market data from this Reference Group, plus additional broad survey data from general industry and the E&P industry, was used by the Compensation Committee as a reference to help determine the 2022 compensation program design and individual pay levels as well as in determining the 2022 compensation, which is described below. During 2022, in preparation for decisions regarding 2023 compensation, the Compensation Committee updated the components of the Reference Group to focus on the unique dynamics of the oil & gas industry by removing the Real Estate Investment Trust companies and adding additional Royalty, Midstream, and E&P Companies, including Sitio Royalties Corp (Royalty), Kimbell Royalty Partners (Royalty), Magellan Midstream Partners (Midstream), Equitrans Midstream Corporation (Midstream), Southwestern Energy (E&P), and Range Resources (E&P).
2022 Compensation Program
TPL’s 2022 executive compensation program was designed to reward performance in achieving TPL’s goals of protecting and maintaining the assets of TPL as detailed below.

Base Salaries
Our Named Executive Officers receive a base salary to provide a competitive level of fixed compensation based on each individual’s role, experience, qualifications, and individual performance. The base salaries as of the end of 2022 for our Named Executive Officers were as follows:
Named Executive Officer	Base Salary as of December 31, 2022
Tyler Glover	$850,000
Chris Steddum	$475,000
Micheal W. Dobbs	$400,000
The base salaries for Mr. Glover, Mr. Steddum, and Mr. Dobbs were unchanged from 2021.
2022 Annual Incentive Targets
As part of the compensation program redesign for 2022, the Compensation Committee reduced the annual cash incentive targets for each of our officers and established goals and metrics for the annual incentive cash bonus. Each of the executive officers had a target bonus expressed as a percentage of salary established based on references to market data as described above. The target bonuses as a percentage of salary for each of our Named Executive Officers for 2022 were as follows:
Named Executive Officer	2022 Target Bonus as a % of Salary
Tyler Glover	110%
Chris Steddum	90%
Micheal W. Dobbs	75%
These were substantially reduced from their target bonus opportunity in 2021.
The Committee also established a more structured annual incentive program, with goals tied to key metrics for the company. For 2022, the metrics included two financial metrics (Adjusted EBITDA Margin % and Free Cash Flow/share (FCF/share)) as well as several strategic objectives, as outlined below.
2022 Annual (Short-Term) Incentive Program Summary
Metric	Weight	Rationale
Adjusted EBITDA Margin %	37.5%	TPL has one of the highest Adjusted EBITDA margins of any company in the oil and gas industry and maintaining high margins is a high priority for the management team.
FCF per share	37.5%	Generating FCF is a high priority for TPL, which enables greater returns to stockholders in the form of dividends and share repurchases.
Strategic Objectives	25%
These objectives were established based on key strategic priorities to ensure long-term success, such as safety, ESG progress, increasing use of TPL’s land, SLEM, and water services, and leveraging TPL’s land to explore other non-oil and gas revenue streams.

Goals for each of the 2022 metrics were established at the beginning of 2022, based on expectations for the year. The Threshold, Target, and Maximum level of performance for each financial metric are outlined below. At Threshold, Target, and Maximum performance levels, 50%, 100%, and 200% of the target bonus would be earned, respectively, for each metric.
Metric	Weighting	Threshold	Target	Maximum	Actual Results Adjusted for Commodity Price Cap
Adjusted EBITDA Margin %	37.5%	84.0%	86.0%	87.5%	88.1%
FCF per share	37.5%	$38.00	$45.00	$51.00	$55.37
TPL’s performance against the pre-established financial goals can be heavily influenced by the impact of changes in commodity prices. To mitigate this impact, the Committee implemented a commodity adjustment calculation, which uses a collar on commodity prices. Within the collar range, no adjustment is made for commodity prices. If commodity prices fall below or rise above the collar range, a floor or cap on prices is applied. This provides our management team with some exposure to commodity price, in line with our stockholders, but limits the exposure with significant changes in commodity prices. In 2022, the collar for commodity prices ranged from $42.37 per Boe to $56.95 per Boe. Actual realizations were $60.81 per Boe, so financial performance for purposes of calculating annual incentive results was capped assuming a $56.95 per Boe price for determining adjusted EBITDA margin and FCF per share.
Based on final financial results, TPL exceeded the Maximum level on both of the financial metrics, earning 200% of target on each of these metrics.
The Compensation Committee also established strategic objectives for the year which were intended to encourage our management team to take action to improve TPL’s long-term opportunities for success, but which didn’t directly impact financial results in 2022. These objectives are outlined below.
Strategic Objectives	Results
10% reduction in dyed diesel fuel usage vs. 2021	39% reduction in dyed diesel fuel usage vs. 2021
Improve safety culture through increased safety observations, company-wide safety trainings, and implementing electronic incident management systems	Zero spills or recordable incidents. completed company-wide safety training, and implemented electronic incident management system
Maintain market share capture for SLEM and water services	Maintained TPL’s market share for SLEM and water services
Secure agreements or contracts pertaining to future non-oil & gas revenues	Signed agreements for bitcoin mining, carbon capture, and battery and solar developments, with limited capital outlay
Based on these results, the Committee scored the Strategic Objectives at 100% of target.
This resulted in bonuses earned at 175% of target for each of the Named Executive Officers, as outlined below:
Named Executive Officer	Actual Bonus for 2022
Tyler Glover	$1,636,250
Chris Steddum	$748,125
Micheal W. Dobbs	$525,000

2022 Long-Term Incentive Program
As part of the program redesign of 2022, the Compensation Committee implemented a long-term incentive plan for key employees at TPL, including Named Executive Officers. The goals of the long-term incentive plan include:
•	Align executives’ financial interests with stockholders.
•	Tie executive compensation with long-term performance.
•	Create a retention incentive through a substantial forfeitable balance with long-term vesting.
•	Provide a competitive compensation program aligned with typical company practices.
To meet the objectives of the program, the Committee established a long-term incentive program for the Named Executive Officers that uses a combination of Performance Share Units (PSUs) and Restricted Stock Units (RSUs). Each of the primary vehicles are summarized in the table below and described in more detail later in this section.
Vehicle	Weight	Rationale
PSUs Tied to Relative Total Stockholder Return (“RTSR”) against the XOP Index	25%	Earned if TPL performs well against a broad group of energy companies included in the XOP index. The maximum amount can only be earned if TPL is in the top 10% of this index.
PSUs Tied to 3-year Cumulative FCF per Share	25%
Earned if TPL meets pre-established goals for generating FCF over the three-year performance period. Generating FCF enables greater returns to stockholders in the form of dividends and share repurchases.

Time-Based Restricted Stock Units (RSUs)	50%
Increases alignment between executives’ interests and stockholders through share ownership of our executive team. Encourages continuity of the management team due to long-term (three-year) vesting provisions.

Performance Share Units (PSUs)
PSUs comprise 50% of our Named Executive Officers long-term incentive compensation. The PSUs create alignment between our executive officers and our long-term performance as measured by RTSR against a broad energy industry index (50% of PSUs) and the generation of Free Cash Flow per share over a 3 year period (50% of PSUs). These awards vest, if at all, at the end of a three year performance period.
The RTSR PSUs are intended to measure the performance of TPL’s stock against a broad set of energy industry companies included in the XOP index. Measuring RTSR against this group helps mitigate the impact of commodity price swings on the measurement of our performance. While TPL does not have any direct peers, the broad XOP index comprises many of our customers and other companies that are similarly-impacted by commodity prices.
The RTSR PSUs can be earned between 0% and 200% of the targeted number of shares based on our RTSR percentile ranking against the constituents of the XOP index as follows:
Percentile Rank	Shares Earned as a % of Target(1)
90th or above	200%
70th	150%
50th	100%
25th	25%
< 25th	—%
(1)	Payouts are interpolated between the points in the table.

RTSR is measured using an average closing price at the beginning and end of the performance period. In the case of the 2022 awards, the average closing price of January 2025 will be compared against the average closing price during January 2022 with the addition of reinvested dividends from February 1, 2022 to January 31, 2025.
The FCF PSUs measure our cumulative FCF/share against our initial targets over a three-year period. If the Company is able to outperform and generate greater FCF, it will enable an increase in returns to stockholders through dividends and share repurchases. By measuring FCF on a per share basis, it requires our management team to ensure any dilution to our stockholders results in sufficiently greater FCF on an absolute basis.
The FCF PSUs can be earned between 0% and 200% of the targeted number of shares based on cumulative FCF per share as follows:
Performance Level	Cumulative 3 Year FCF/Share	Shares Earned as a % of Target(1)
Maximum	$150/Share	200%
Target	$127.50/Share	100%
Threshold	$105/Share	25%
Below Threshold	<$105/Share	—%
(1)	Payouts are interpolated between the points in the table.
Restricted Stock Units (RSUs)
RSUs comprise the other 50% of our Named Executive Officers’ long-term incentive compensation. Regular grants of RSUs are intended to help build an ownership stake in TPL, thereby aligning the executives with TPL stockholders. The RSUs serve as a retention tool by creating a substantial forfeitable stake in the Company. The RSUs vest based on continued service to TPL at a rate of 33%/year, beginning with the first anniversary of the grant date.
2022 Long-Term Incentive Grants
At the beginning of 2022, the Committee established target long-term incentive grant levels for each of its Named Executive Officers based on a review of market data from the reference group and consideration of other factors such as experience and expertise, individual and company performance, and potential competitive opportunities for each of our Named Executive Officers. The target long-term incentive grant levels were established as a percentage of salary and converted into a number of shares based on the stock price on the grant date of $1,105.45 per share (the closing price of our Common Stock on the date the awards were granted). The February 2022 awards are summarized in the table below:
Name and Position	Base Salary	Target LTI as % of Base Salary	Target LTI Dollar Amount(1)	Number of PSUs (at Target)	Number of RSUs
Tyler Glover	$850,000	325%	$2,762,500	1,250	1,250
Chris Steddum	$475,000	240%	$1,140,000	516	516
Micheal W. Dobbs	$400,000	175%	$700,000	318	317
(1)	The Target LTI Dollar Amount does not match the accounting values in the Summary Compensation Table as the accounting value of the RTSR PSUs reflects a Monte Carlo valuation.
Other Compensation
TPL’s Named Executive Officers are eligible to participate in the same benefit programs as are available to all TPL employees generally. These include both a qualified defined benefit pension plan and a qualified defined contribution plan. These plans are designed to assist employees in planning for their retirement. There are no supplemental non-qualified programs solely for the benefit of our executives.
TPL also provides certain executive officers with minimal perquisites, including an automobile allowance.

Other Governance Features
Stock Ownership Guidelines
The Company believes that it is in the best interests of our stockholders for our Named Executive Officers and other executive officers to maintain a significant ownership position in TPL to create substantial alignment between our senior management and our stockholders. Therefore, we have established stock ownership guidelines applicable to all of our executive officers. The ownership guidelines require each of our executive officers to hold shares of Common Stock with an aggregate value of at least a specified multiple of base salary as follows:
•	CEO – 5x base salary
•	Other Named Executive Officers – 2x base salary
•	Other Executive Officers – 1x base salary
Shares counting towards the guideline include TPL shares held outright and unvested time-based restricted shares. Performance shares do not count until earned. Until each officer has achieved the desired ownership level, he or she is required to retain at least 50% of the after-tax shares received upon vesting of equity awards.
Employment Agreements
The Company has entered into employment agreements with each Named Executive Officer following approval from the Compensation Committee. These employment agreements provide for minimum levels of compensation and provide severance protections for the officer upon a termination of employment without Cause or for Good Reason (as defined in the agreements). These agreements help match competitive practices and also include certain restrictive covenants which help protect the Company. The provisions of these agreements are summarized under the “Employment Agreements” below.
Accounting and Tax Considerations
In setting the components of our executive compensation program, the Committee considers the impact of the following tax and accounting provisions:
•
Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction by public companies for compensation over $1 million paid individually to covered employees, as defined in the Code. Tax deductibility is only one factor considered by the Committee in making compensation decisions that are in the best interest of TPL and our stockholders.

•
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity based on the grant date fair value of the award. Our equity awards to the Named Executives Officers (and to our other employees) are structured to maintain the appropriate accounting treatment.

•
Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our stock plans, change of control agreements, severance plans and agreements and other incentive plans and agreements, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.

•
Code Sections 280G and 4999. The change of control benefits in our Named Executive Officers’ employment agreements provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999 or (ii) pay the full amount of severance benefits to the executive officer (but with no tax “gross-up”), whichever produces the better after-tax result for the executive officer (often referred to as the “best-of-net” approach).

Risk Assessment
The Compensation Committee has reviewed the relationship between our risk management policies and compensation policies and practices and concluded that we do not have any compensation policies or practices that expose us to risks that are reasonably likely to have a material adverse effect on TPL.
Other Compensation-Related Policies
We have an Insider Trading Policy that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy also generally prohibits executive officers, among others, from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s General Counsel for all pledges, and the deposit in margin accounts, of the Company’s securities. The Insider Trading Policy is discussed further under “Insider Trading Policy; Anti-Hedging Policy” above.
We have a Clawback Policy that requires covered executives to reimburse the Company, or forfeit, any excess incentive compensation received by them during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement. The Clawback Policy is discussed further under “Matters Relating to Our Governance” above.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and based on such review and discussion, recommended that it be included in this Report.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Barbara J. Duganier, Chair
Donald G. Cook
Karl F. Kurz

Summary Compensation Table
The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to, the Named Executive Officers:
Name and Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan(3)	Change in Actuarial Present Value of Accumulated Benefits(4)	All Other Compensation(5)(6)	Total
Tyler Glover President and Chief Executive Officer	2022	$ 850,000	$—	$ 3,766,469	$ 1,636,250	$—	$ 32,700	$ 6,285,419
	2021	$850,000	$ 2,550,000	$1,500,848	$—	$37,183	$31,800	$4,969,831
	2020	$850,000	$ 2,040,000	$—	$—	$85,166	$31,500	$3,006,666
Chris Steddum Chief Financial Officer(7)	2022	$475,000	$—	$1,554,798	$748,125	$—	$18,300	$2,796,223
	2021	$464,769	$ 1,068,750	$900,008	$—	$32,017	$17,400	$2,482,944
	2020	$450,000	$573,750	$—	$—	$17,223	$10,318	$1,051,291
Micheal W. Dobbs Senior Vice President, Secretary and General Counsel(8)	2022	$400,000	$—	$957,084	$525,000	$24,285	$18,000	$1,924,369
	2021	$400,000	$600,000	$500,700	$—	$—	$12,000	$1,512,700
	2020	$166,667	$266,666	$—	$—	$—	$—	$433,333
(1)
Represents the bonus amount approved by the Compensation Committee, with respect to all Named Executive Officers for 2021 and 2020, and the Trustees with respect to Mr. Dobbs for 2020. Bonuses for 2021 and 2020 were accrued as of the respective year end and were paid and/or expected to be paid on or before March 15 of the applicable year. Mr. Steddum’s 2021 bonus amount includes a $50,000 promotion bonus that was paid during 2021. Mr. Dobbs’ 2020 bonus amount includes a $100,000 sign-on bonus that was paid during 2020.

(2)	Amounts reflect rounding up to full shares upon conversion of approved dollar-denominated awards.
(3)
Amounts consist of cash bonuses approved by the Compensation Committee, with respect to all Named Executive Officers for 2022, discussed above under 2022 Annual (Short-Term) Incentive Program Summary. Bonuses for 2022 were accrued as of December 31, 2022 and were paid before March 15, 2023.

(4)
Represents the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under TPL’s pension plan over the prior year. For further information regarding TPL’s pension plan, see Note 6, “Pension and Other Postretirement Benefits” in our consolidated financial statements included in the Annual Report in Item 8. “Financial Statements and Supplementary Data.” The reported amounts for 2022 reflect the aggregate change in the actuarial present value for accumulated benefits from December 31, 2021 to December 31, 2022. For this period, the actuarial present value of accumulated benefits decreased by $122,716 for Mr. Glover and decreased by $7,421 for Mr. Steddum, and as amounts are negative, are reported as zero in the table.

(5)	The amount presented includes contributions by TPL to the account of the Named Executive Officer under the Company’s defined contribution retirement plan.
(6)
The aggregate value of the perquisites and other personal benefits, if any, received by the Named Executive Officers for all years presented have not been reflected in the table because the amount was below the SEC’s $10,000 threshold for disclosure except for Mr. Glover, whose perquisites consisted of $14,400 in automobile allowance for 2022, 2021, and 2020.

(7)	Mr. Steddum became Chief Financial Officer effective June 1, 2021. Mr. Steddum became eligible for TPL’s defined benefit plan during 2020 but had not earned a benefit as of December 31, 2020.
(8)	Mr. Dobbs joined TPL as Senior Vice President and General Counsel effective August 3, 2020. Mr. Dobbs became eligible for TPL’s defined benefit plan on January 1, 2022.

Grants of Plan Based Awards
The following table sets forth certain information concerning equity awards granted to our Named Executive Officers during the Last Fiscal Year:
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (in units) (1)	Target (in units) (1)	Maximum (in units) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Tyler Glover
	Bonus		$ 467,500	$ 935,000	$ 1,870,000
	RTSR PSU	February 11, 2022				156	625	1,250		$1,002,844
	FCF PSU	February 11, 2022				156	625	1,250		$690,906
	RSU	February 11, 2022							1,250	$1,381,813
Chris Steddum
	Bonus		$213,750	$427,500	$855,000
	RTSR PSU	February 11, 2022				65	258	516		$413,974
	FCF PSU	February 11, 2022				65	258	516		$285,206
	RSU	February 11, 2022							516	$570,412
Micheal W. Dobbs
	Bonus		$ 150,000	$300,000	$600,000
	RTSR PSU	February 11, 2022				40	159	318		$255,123
	FCF PSU	February 11, 2022				40	159	318		$175,767
	RSU	February 11, 2022							317	$350,428
(1)
These PSUs will vest three years after grant if certain performance metrics are met. For further discussion of performance metrics, see Note 7 “Share-Based Compensation” in our consolidated financial statements included in the Annual Report in Item 8. “Financial Statements and Supplementary Data.”

(2)
These RSUs will vest in one-third increments over a three-year period. For further discussion, see Note 7 “Share-Based Compensation” in our consolidated financial statements included in the Annual Report in Item 8. “Financial Statements and Supplementary Data.”

(3)
For RSUs and FCF PSUs, grant date fair value is based upon the closing stock price on the grant date. For RTSR PSUs, grant date fair value is determined using a Monte Carlo simulation model. Grant date fair value reflected in the table is based upon target units for both FCF PSUs and RTSR PSUs.

The following table sets forth certain information concerning outstanding equity awards of our Named Executive Officers at the end of the Last Fiscal Year. All outstanding stock awards reported in this table represent restricted stock awards, restricted stock units and performance stock units that vest as described in the footnotes to the table. At the end of the Last Fiscal Year, no options or stock appreciation rights awards have been granted under TPL’s long term incentive plan.
Outstanding Equity Awards at December 31, 2022
		Stock Awards
Name	Award Type	Number of Shares or Units of Stock that have Not Vested (#)(1)	Market Value of Shares or Units of Stock that have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(4)
Tyler Glover
	RSA	480	$1,125,230
	RSU	1,250	$2,930,288
	RTSR			625(3)	$2,628,513
	FCF PSU			1,250(4)	$2,930,288
Chris Steddum
	RSA	288	$675,138
	RSU	516	$1,209,623
	RTSR			258(3)	$1,085,050
	FCF PSU			516(4)	$1,209,623
Micheal W. Dobbs
	RSA	160	$375,077
	RSU	317	$743,121
	RTSR			159(3)	$668,694
	FCF PSU			318(4)	$745,465
(1)	Vesting of RSAs and RSUs will occur as follows:
	RSU February 11, 2023	RSA December 29, 2023	RSU February 11, 2024	RSU February 11, 2025
Tyler Glover	416	480	416	418
Chris Steddum	172	288	172	172
Micheal W. Dobbs	105	160	105	107
(2)	The market value for RSAs and RSUs is calculated based upon the closing price of our Common Stock of $2,344.23 per share as of December 31, 2022.
(3)
The RTSR PSUs will vest three years after grant if certain performance metrics are met. Numbers presented represent number of target units. For further discussion of performance metrics, see “2022 Compensation Program” above. Fair value determined using a Monte Carlo simulation model, was updated as of December 31, 2022, and is $4,205.62 per share.

(4)
The FCF PSUs will vest three years after grant if certain performance metrics are met. Numbers presented represent maximum number of units based upon probability analysis that as of December 31, 2022 the maximum levels will be achieved at the end of the three year measurement period. Fair value at December 31, 2022 is based on the closing stock price of $2,344.23 per share as of December 31, 2022.

The following table presents information concerning the vesting of stock, consisting of shares of restricted stock, for our Named Executive Officers during the fiscal year ended December 31, 2022.
		Stock Awards Vested During Year Ended December 31, 2022
Name	Award Type	Number of Shares Acquired on Vesting	Value Realized on Vesting
Tyler Glover	RSA	719	$1,676,248
Chris Steddum	RSA	431	$1,004,816
Micheal W. Dobbs	RSA	240	$559,526
Pay Ratio Disclosure
For purposes of calculating the 2022 ratio of the median annual total compensation of all employees to the total annual compensation of the Chief Executive Officer, TPL included base salary, annual bonus amounts, equity compensation, if any, and all other amounts deemed compensation in its calculation of annual total compensation. We used December 31, 2022 as the measurement date. Base salary amounts were annualized for any employee who had less than a full year of service during 2022. Total compensation for Mr. Glover, the Chief Executive Officer, was determined to be $6,285,419 and was approximately 38 times the median annual compensation of all of our employees, excluding the Chief Executive Officer, of $164,123. For purposes of this calculation, the Company had 98 employees, excluding the Chief Executive Officer.
Employment Agreements
Mr. Glover
On August 8, 2019, the Trust entered into an employment agreement (the “Employment Agreement”) with Mr. Glover, its General Agent and Chief Executive Officer (the “Glover Agreement”). The Employment Agreement was effective as of July 1, 2019.
In connection with the Corporate Reorganization, the Company entered into an amended and restated agreement with Mr. Glover, described below.
Under the Employment Agreement, Mr. Glover received a base salary of $800,000 per annum, subject to annual review, and was eligible for an annual cash bonus of up to 300% of such base salary for achievement of specified performance targets, except that the cash bonus for the calendar year 2019 was at least 100% of the cash bonus paid with respect to 2018, as established by the Nominating, Compensation and Governance Committee of the Trust. Until the Trust or the Company established an equity compensation plan, Mr. Glover was required to use at least 25% of his cash bonus (net of estimated taxes) to purchase Sub-shares or Common Stock. The term of the Glover Agreement ended on December 31, 2020, with automatic one (1) year extensions unless notice not to renew was given at least 120 days prior to the relevant end date.
The Glover Agreement provided for payment of severance benefits if Mr. Glover’s employment was terminated by the Trust without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits included (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Trust, and (iv) if such termination occurred during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount would be reduced to one times such average for the preceding year if such termination occurred after the first 15 months of the term. If the officer’s employment was terminated by the Trust without cause, by the officer for good reason, or upon failure of the Trust to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Trust as defined in the Agreements, then, in lieu of the amount specified in clause (iv), the officer was entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If the officer’s employment terminated due to death or disability, he would be entitled to the benefits described in clauses (i) and (ii) above. The officer would also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.
The Glover Agreement provided that Mr. Glover was entitled to participate in all benefit plans provided to the Trust’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Trust, as well as in any long-term incentive program established by the Trust. It also provided for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.
The Glover Agreement contained restrictive covenants prohibiting the officer from disclosing the Trust’s confidential information at any time, from competing with the Trust in specified counties where the Trust does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Trust’s clients, suppliers and business partners during his employment and for one year thereafter.
As noted above, effective upon the Corporate Reorganization on January 11, 2021, the Company entered into an amended and restated employment agreement with Mr. Glover to (i) confirm the assumption by the Company of the obligations of the Trust under the Glover Agreement and (ii) to reflect the increase in base salary for Mr. Glover to $850,000 and the change of the end of the term of the Glover Agreement to December 31, 2021. The amended and restated employment agreement is otherwise identical in all material respects to the Glover Agreement.
On February 8, 2022, the Company and Mr. Glover entered into an Amended and Restated Employment Agreement (the “A&R Glover Employment Agreement”) which replaces the previous employment agreement between the Company and Mr. Glover.
Pursuant to the A&R Glover Employment Agreement, Mr. Glover receives a base salary of $850,000 per annum, subject to annual review, and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Glover is eligible for a target annual Bonus of 300% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Glover’s target annual Bonus will be at least 100% of his base salary and will be payable in cash. For years after 2021, Mr. Glover will also be eligible to receive annual long-term incentive awards under the 2021 Plan (“LTI Awards”) as determined by the Company, the target amount of which, when added to Mr. Glover’s target Bonus for the year, will be at least 300% of his base salary for the relevant year. The term of the A&R Glover Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.
The A&R Glover Employment Agreement provides for payment of severance benefits if Mr. Glover’s employment is terminated by the Company without cause or by Mr. Glover for good reason, provided that Mr. Glover executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Glover and his dependents, and (v) an amount equal to two times the greater of (A) the average of his base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Glover’s employment is terminated by the Company without cause, by Mr. Glover for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Glover Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Glover will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target

Bonus for the year in which the change in control occurs. If Mr. Glover’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Glover will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.
The A&R Glover Employment Agreement provides that Mr. Glover will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.
The A&R Glover Employment Agreement contains restrictive covenants prohibiting Mr. Glover from disclosing the Company’s confidential information at any time, from competing with the Company in specified counties where the Company does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.
Mr. Steddum
On August 8, 2019, Mr. Steddum and the Company entered into an Employment Agreement (the “Steddum Agreement”). Pursuant to the Steddum Agreement, Mr. Steddum received a base salary of $450,000 per annum, subject to annual review, and was eligible for an annual cash bonus of up to 150% of such base salary for achievement of specified performance targets as established by the Compensation Committee. Mr. Steddum was also eligible for a relocation allowance of $75,000 to cover his expenses in connection with his move to Dallas. The term of the Steddum Agreement ends on December 31, 2022, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.
The Steddum Agreement provided for payment of severance benefits if the officer’s employment was terminated by the Company without cause or by Mr. Steddum for good reason, provided that Mr. Steddum executed a general waiver and release of claims and complied with the restrictive covenants described below. The severance benefits included (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 12 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Company, and (iv) an amount equal to one times the average of his base salary and cash bonus for the preceding two years. If Mr. Steddum’s employment was terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the Steddum Agreement, then, in lieu of the amount specified in clause (iv), Mr. Steddum would be entitled to an amount equal to 1.5 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and(b) his base salary and target cash bonus for the year of the change in control. If Mr. Steddum’s employment terminates due to death or disability, he would be entitled to the benefits described in clauses (i) and (ii) above. Mr. Steddum would also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.
On February 8, 2022, the Company and Mr. Steddum entered into an Amended and Restated Employment Agreement (the “A&R Steddum Employment Agreement”). The A&R Steddum Employment Agreement replaces the previous employment agreement between TPL and Mr. Steddum.
Pursuant to the A&R Steddum Employment Agreement, Mr. Steddum receives a base salary of $475,000 per annum, subject to annual review (pursuant to which base salary is currently $500,000), and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Steddum is eligible for a target annual Bonus of 225% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Steddum’s target annual Bonus will be at least 90% of his base salary and will be payable in cash. For years after 2021, Mr. Steddum will also be eligible to receive annual LTI Awards as determined by the Company, the target amount of which, when added to Mr. Steddum’s target Bonus for the year, shall be at least 225% of his base salary for the relevant year. The term of the A&R Steddum Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.
The A&R Steddum Employment Agreement provides for payment of severance benefits if Mr. Steddum’s employment is terminated by the Company without cause or by Mr. Steddum for good reason, provided that Mr. Steddum executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Steddum and his dependents, and (v) an amount equal to two times the greater of (A) the average of his annualized base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Steddum’s employment is terminated by the Company without cause, by Mr. Steddum for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Steddum Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Steddum will be entitled to an amount equal to 2.99 times the greater of (a) the average of his annualized base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target Bonus for the year in which the change in control occurs. If Mr. Steddum’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Steddum will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.
The A&R Steddum Employment Agreement provides that Mr. Steddum will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.
The A&R Steddum Employment Agreement contains restrictive covenants prohibiting Mr. Steddum from disclosing the Company’s confidential information at any time, from competing with the Company in specified counties where the Company does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.
Mr. Dobbs
Effective upon the Corporate Reorganization on January 11, 2021, the Company entered into an employment agreement with Mr. Dobbs, its Senior Vice President, General Counsel and Secretary (the “Dobbs Agreement”).
Under the Dobbs Agreement, Mr. Dobbs will receive a base salary of $400,000 per annum, subject to annual review, and be eligible for an annual cash bonus of up to 100% of such base salary for achievement of specified performance targets as established by the Compensation Committee. Until the Company establishes an equity compensation plan, Mr. Dobbs is required to use at least 25% of his cash bonus (net of estimated taxes) to purchase shares of Common Stock. The term of the Dobbs Agreement ends on December 31, 2021, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.
The Dobbs Agreement provides for payment of severance benefits if the officer’s employment is terminated by the Company without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Company, and (iv) if such termination occurs during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount will be reduced to one times such average for the preceding year if such termination occurs after the first 15 months of the term. If Mr. Dobbs’ employment is terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the Dobbs Agreement, then, in lieu of the amount specified in clause (iv), Mr. Dobbs will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If Mr. Dobbs’ employment terminates due to death or disability, he will be entitled to the benefits described in clauses (i) and (ii) above. Mr. Dobbs will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.
The Dobbs Agreement provides that Mr. Dobbs will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.
The Dobbs Agreement contains restrictive covenants prohibiting Mr. Dobbs from disclosing the Company’s confidential information at any time, and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.
On February 8, 2022, the Company and Mr. Dobbs entered into an Amended and Restated Employment Agreement (the “A&R Dobbs Employment Agreement”). The A&R Dobbs Employment Agreement replaces the previous employment agreement between the Company and Mr. Dobbs.
Pursuant to the A&R Dobbs Employment Agreement, Mr. Dobbs receives a base salary of $400,000 per annum, subject to annual review (pursuant to which the base salary is currently $420,000), and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Dobbs is eligible for a target annual Bonus of 100% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Dobbs’s target annual Bonus will be at least 75% of his base salary and will be payable in cash. For years after 2021, Mr. Dobbs will also be eligible to receive annual LTI Awards as determined by the Company, with the target amount of such LTI Awards for a year, when added to Mr. Dobbs’s target Bonus for the year, being at least 175% of his base salary for the relevant year. The term of the A&R Dobbs Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.
The A&R Dobbs Employment Agreement provides for payment of severance benefits if Mr. Dobbs’s employment is terminated by the Company without cause or by Mr. Dobbs for good reason, provided that Mr. Dobbs executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Dobbs and his dependents, and (v) an amount equal to two times the greater of (A) the average of his annualized base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Dobbs’s employment is terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Dobbs Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Dobbs will be entitled to an amount equal to 2.99 times the greater of (a) the average of his annualized base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target Bonus for the year in which the change in control occurs. If Mr. Dobbs’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Dobbs will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.
The A&R Dobbs Employment Agreement provides that Mr. Dobbs will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.
The A&R Dobbs Employment Agreement contains restrictive covenants prohibiting Mr. Dobbs from disclosing the Company’s confidential information at any time, and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Tyler Glover	Restated Texas Pacific Land Corporation Employees' Pension Plan	10.0	$ 129,978	$ —
Chris Steddum	Restated Texas Pacific Land Corporation Employees' Pension Plan	2.5	$41,819	$—
Micheal W. Dobbs	Restated Texas Pacific Land Corporation Employees' Pension Plan	1.0	$24,285	$—
The Restated Texas Pacific Land Corporation Employees’ Pension Plan is a noncontributory defined benefit pension plan qualified under Section 401 of the Code in which the employees participate. The remuneration covered by the Plan is Salary. The Plan provides a normal retirement benefit equal to 1.5% of a participant’s average Salary for the last five years prior to retirement for each year of Credited Service under the Plan. Credited Service is earned from the participant’s date of membership in the Plan, which is generally not the participant’s date of hire by the Company. For information concerning the valuation method and material assumptions used in quantifying the present value of the Named Executive Officers’ current accrued benefits, see Note 6, “Pension and Other Postretirement Benefits” of the Notes to Financial Statements incorporated by reference in Item 8 of the Annual Report.
As of December 31, 2022, the annual accrued normal retirement benefits are estimated to be $43,050 for Mr. Glover, $11,000 for Mr. Steddum, and $4,463 for Mr. Dobbs.

The Plan provides for early retirement after 20 years of service with the Company. Early retirement benefits are calculated in the same manner as the normal retirement benefit, but are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years that benefits commence prior to normal retirement. If benefits commence more than 10 years prior to normal retirement, the early retirement benefit payable at age 55 is reduced actuarially for the period prior to age 55. None of the listed participants are currently eligible for early retirement benefits.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information, as of December 31, 2022, regarding the shares of our Common Stock authorized for issuance under our equity compensation plans.
Plan	Number of shares of Common Stock issuable upon exercise of outstanding options, warrants or rights	Weighted average of exercise price of outstanding	Number of shares of Common Stock remaining available for future issuance
Texas Pacific Land Corporation 2021 Incentive Plan approved by stockholders	—	—	61,270
Texas Pacific Land Corporation 2021 Director Stock and Deferred Compensation Plan approved by stockholders	—	—	9,301
Equity compensation plans not approved by stockholders	—	—	—
2021 Incentive Plan
We maintain our 2021 Incentive Plan (the “2021 Plan”), pursuant to which we may grant to any employee of the Company, an affiliate or a subsidiary nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The 2021 Plan was approved by our Board on August 11, 2021 and by our stockholders on December 29, 2021, and will expire on December 29, 2031. The maximum aggregate number of shares of Common Stock that may be issued under the 2021 Plan is 75,000 shares, which may consist, in whole or in part, of authorized and unissued shares (if any), treasury shares, or shares reacquired by the Company in any manner.
Unless otherwise provided in an award agreement or otherwise determined by the Compensation Committee, upon a Change in Control of the Company the following shall occur:
•	For awards other than performance awards, a Replacement Award (that is, an award with a value and terms that are at least as favorable as the outstanding award) may be issued;
•
For awards other than performance awards, if a Replacement Award is not issued and the Company’s Common Stock ceases to be publicly traded after the change in control, such awards shall be immediately vested and exercisable upon such change in control;

•
For unearned performance awards, the award shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the change in control date or, if the award is stock-price based, as of the effective date of the change in control;

•	For earned but unvested performance awards, the award shall be immediately vested and payable as of the change in control;

•
For awards other than performance awards, if the Company’s Common Stock continues to be publicly traded after change in control, such awards shall continue under their applicable terms, unless otherwise determined by the Compensation Committee.

Notwithstanding the forgoing, in the case of awards other than performance awards, the Compensation Committee may cancel such awards, and the award holders shall receive shares or cash equal to the difference between the amount stockholders receive for their shares and the purchase price per share, if any, under the award. Except as may be provided in a severance compensation agreement between the Company and the Participant, if, in connection with a change in control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due; or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after- tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant. In no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with change in control payments.
2021 Non-Employee Director Stock and Deferred Compensation Plan
We maintain our 2021 Non-Employee Director and Deferred Compensation Plan (the “2021 Director Plan”), pursuant to which we may grant shares of Common Stock to each of our non-employee directors and our non-employee directors may defer some or all of their directors’ cash fees and stock compensation. The 2021 Director Plan was approved by our Board on August 11, 2021 and by our stockholders on December 29, 2021, and will expire on December 29, 2031. The maximum aggregate number of shares of Common Stock that may be issued under the 2021 Director Plan is 10,000 shares, which may consist, in whole or in part, of authorized and unissued shares (if any), treasury shares, or shares reacquired by the Company in any manner.
Unless otherwise determined by the administrator of the 2021 Director Plan in connection with a grant, a change in control shall have the following effects on outstanding awards:
•
On a change in control in which a Director receives a replacement award with a value and terms that are at least as favorable as the Director’s outstanding awards (a “Replacement Award”), the Director’s outstanding awards shall remain outstanding subject to the terms of the Replacement Award.

•	On a change in control in which the Company’s shares cease to be publicly traded, the Director’s outstanding awards shall become immediately vested unless the Director receives Replacement Awards.
•	On a change in control in which the Company’s shares continue to be publicly traded, a Director’s outstanding awards shall remain outstanding and be treated as Replacement Awards.
Notwithstanding the foregoing, the administrator of the 2021 Director Plan may determine that any or all outstanding awards granted under the 2021 Director Plan will be canceled and terminated upon a change in control, and that in connection with such cancellation and termination, the Director shall receive for each share of Common Stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by stockholders of the Company for a share of Common Stock in such change in control.

Pay versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and to our non-PEO NEOs and certain financial performance of the Company. The data included in the CAP columns does not reflect the actual amount of compensation earned or paid to our executive officers during the applicable fiscal year and it is reported solely pursuant to the new SEC rules. The CAP amount also does not represent amounts that have actually been earned or realized, including with respect to PSUs, RSUs and RSAs. Performance conditions for these equity awards have not yet been satisfied. To this end, information in the following table may not reflect whether compensation actually realized is aligned with performance. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.
Pay versus Performance Table

Year(1)	Summary Compensation Table for PEO	CAP to PEO(2)	Average Summary Comp Table total for Non- PEO NEOs	Average CAP to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based on:(4)		Net Income (in thousands)	Company Selected Performance Measure(5)
					Total Shareholder Return	Total Shareholder Return Peer Group		Adjusted EBITDA (in thousands)
2022	$6,285,419	$12,407,635	$2,360,296	$4,614,097	$ 277	$ 212	$ 446,362	$591,814
2021	$4,969,831	$ 5,004,081	$1,498,091	$1,529,156	$ 145	$ 146	$ 269,980	$387,980
2020	$3,006,666	$ 2,982,168	$1,506,222	$1,484,318	N/A	N/A	$ 176,049	$239,107

(1)
For 2022, our PEO was Tyler Glover and our non-PEO NEOs were Chris Steddum and Micheal Dobbs. For 2021 and 2020, our PEO was Tyler Glover and our non-PEO NEOs were Robert Packer (who retired effective May 31, 2021), Chris Steddum and Micheal Dobbs.

(2)
Amounts reported in this column are based on total compensation reported for our PEO in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

		2022	2021	2020
	Total Compensation as reported in the Summary Compensation Table (“SCT”)	$ 6,285,419	$ 4,969,831	$ 3,006,666
Subtract	Pension values reported in SCT for covered fiscal year	—	(37,183)	(85,166)
Subtract	Fair value of equity awards granted during covered fiscal year	(3,766,469)	(1,500,848)	—
Add	Pension value attributable to covered fiscal year's service and any change in pension value attributable to plan amendments made in the covered year	72,506	74,886	60,668
Add	Fair value at year end of equity awards granted in covered fiscal year and that are unvested at end of such covered fiscal year - valued at year-end	8,489,088	1,497,395	—
Add	Fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—
Add	Dividends or other earnings paid on stock awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	23,008	—	—
Add/(Subtract)	Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	525,773	—	—

		2022	2021	2020
Add/(Subtract)	Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	778,310	—	—
Subtract	Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Equals	CAP to PEO	$12,407,635	$ 5,004,081	$ 2,982,168
(3)
Amounts reported in this column are based on the average of the total compensation reported for our non-PEO NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

		2022	2021	2020
	Total Compensation as reported in the SCT	$ 2,360,296	$1,498,091	$1,506,222
Subtract	Pension values reported in SCT for covered fiscal year	(12,143)	(16,731)	(43,255)
Subtract	Fair value of equity awards granted during covered fiscal year	(1,255,941)	(466,903)	—
Add	Pension value attributable to covered fiscal year's service and any change in pension value attributable to plan amendments made in the covered year	71,825	48,870	21,351
Add	Fair value at year end of equity awards granted in covered fiscal year and that are unvested at end of such covered fiscal year - valued at year-end	2,830,787	465,829	—
Add	Fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—
Add	Dividends or other earnings paid on stock awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	10,736	—	—
Add/(Subtract)	Change in fair value from end of prior fiscal year to end of covered fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	245,361	—	—
Add/(Subtract)	Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	363,176	—	—
Subtract	Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Equals	Average CAP to non-PEO NEOs	$ 4,614,097	$1,529,156	$1,484,318
(4)
The total shareholder return represents the cumulative total return from January 11, 2021, (the date of our Corporate Reorganization) through December 31, 2022 and 2021, respectively. The peer group used is the SPDR S&P Oil & Gas Exploration & Production ETF (“XOP”).

(5)
In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measure (as determined by the Company) used to link compensation actually paid to our executive officers to company performance for the most recently completed fiscal year. The Company determined Adjusted EBITDA, which is a metric included in our incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table. Strong share price performance in 2022 has increased the value of previously granted awards in the CAP calculation compared to their initial grant-date fair value as measured in the Summary Compensation Table.

Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers and Company Performance
The charts below describe the relationship between CAP to our PEO and other non-PEO NEOs (as disclosed in the Pay Versus Performance Table above) and our financial and stock performance for the indicated years.
The following chart compares CAP versus Company Total Shareholder Return (“TSR”) and XOP TSR:

CAP vs. TSR
CAP (in thousands)
TSR
$16,000
$12,000
$8,000
$4,000
$0
$300
$200
$100
$0
$277
$12,408
$181
$145
$146
$100
$5,004
$4,614
$2,982
$1,484
$1,529
2020
January 11, 2021
2021
2022
CAP to CEO
Average CAP to Non-PEO NEOs
Company TSR
XOP TSR

The following chart compares CAP versus Company Net Income:

CAP vs. Net Income
$16,000
$12,000
$8,000
$4,000
$0
CAP
(in thousands)
$500,000
$400,000
$300,000
$200,000
$100,000
$0
Net Income (in thousands)
$176,049
$269,980
$446,362
$2,982
$1,484
$5,004
$1,529
$12,408
$4,614
2020
2021
2022
CAP to CEO
Average CAP to Non-PEO NEOs
Net Income

The following chart compares CAP versus Company Adjusted EBITDA :

CAP vs. Adjusted EBITDA
$16,000
$12,000
$8,000
$4,000
$0
$800,000
$600,000
$400,000
$200,000
$0
CAP (in thousands)
Adjusted EBITDA (in thousands)
$2,982
$1,484
$5,004
$1,529
$12,408
$4,614
$239,107
$387,980
$591,814
2020
2021
2022
CAP to CEO
Average CAP to Non-PEO NEOs
Adjusted EBITDA

Company’s Most Important Financial Performance Measures
The following are the most important financial performance measures, as determined by the Company, that link compensation actually paid to our PEO and non-PEO NEOs to the Company’s performance for the most recently completed fiscal year.
•	Adjusted EBITDA Margin (used for Short-Term Incentive Program)
•	Free Cash Flow per Share (used for Short-Term Incentive Program)
•	Strategic Objectives including HSE/ESG performance and other operational metrics (used for Short-Term Incentive Program)
•	TSR against the XOP Index (used for Performance equity awards)
•	Cumulative Free Cash Flow per share (used for Performance equity awards)
Directors’ Compensation
The following table sets forth information concerning compensation paid to the board of directors during the year ended December 31, 2022:
Name	Fees Earned or Paid in Cash(1)	Stock Awards	Total
John R. Norris III	$145,000	$106,154	$251,154
David E. Barry	$145,000	$106,154	$251,154
Rhys J. Best(2)	$87,946	$76,037	$163,983
Donald G. Cook	$144,247	$106,154	$250,401
Barbara J. Duganier	$150,843	$106,154	$256,997
Donna E. Epps	$155,843	$106,154	$261,997
Karl F. Kurz(3)	$91,748	$76,037	$167,785
Dana F. McGinnis(4)	$55,000	$—	$55,000
Eric L. Oliver	$115,000	$106,154	$221,154
Murray Stahl	$115,000	$106,154	$221,154
(1)
From time to time, the Board constitutes ad hoc committees and determines whether any, and if so how much, compensation is paid for such service. Any such payments made to directors during the year ended December 31, 2022 are reflected in the “Fees Earned or Paid in Cash” column of the table above.

(2)	Mr. Best joined the Board effective April 15, 2022.
(3)	Mr. Kurz joined the Board effective April 15, 2022.
(4)	Mr. McGinnis resigned the Board effective March 28, 2022.
On an annual basis, all non-employee directors receive a base retainer of $210,000, of which half is paid in cash and half is paid in shares of Common Stock unless otherwise determined by the Company, valued at the closing price of the Common Stock on the NYSE on the date of grant of January 1 of each year, and vesting on the first anniversary of grant. Commencing January 1, 2023, the stock portion of the annual retainer fee was increased to $125,000 (and the cash portion remained at $105,000). In addition, non- employee directors receive the following amounts for additional Board and committee service: $40,000 for Board co-chair, $10,000 for committee service (per committee), $10,000 for Audit Committee chair, $5,000 for Nominating and Corporate Governance Committee Chair, and $5,000 for Compensation Committee Chair. Commencing January 1, 2023, the additional amount for Board co-chair service was increased to $50,000. Directors serving in multiple leadership roles receive incremental compensation for each role, including that committee chairs receive both the committee service fee plus the specified amount for chairing such committee. Directors are not expected to receive additional compensation for attending regularly scheduled Board or committee meetings. For less than full years of service, the compensation paid to the non-employee directors will be prorated based on the number of days of service.
Stock Ownership Guidelines
The Company believes that it is in the best interests of our stockholders for our directors to maintain a significant ownership position in TPL to create substantial alignment with our stockholders. Therefore, we have established stock ownership guidelines applicable to our non-employee directors. The ownership guidelines require each of our non-employee directors to acquire, within five (5) years, and hold shares of Common Stock with an aggregate value of at least five (5) times the base cash retainer. Shares counting towards the guidelines include TPL shares held outright and unvested time-based restricted shares. However, non-employee directors are permitted to sell shares of Common Stock to facilitate tax obligations in connection with the vesting of restricted shares. If a non-employee director falls below the applicable multiple due solely to a decline in the value of shares of Common Stock, such non- employee director will not be required to acquire additional shares to meet the applicable multiple.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees the Company’s accounting and financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Form 10-K, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with the standards of the Public Company Accounting Oversight Board, the matters required to be discussed by Statements on Auditing Standards (SAS 61), as may be modified or supplemented, and their judgments as to the acceptability of the Company’s accounting principles and such other matters as required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including receiving the written disclosures and letter from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, as may be modified, or supplemented, and has considered the compatibility of any non-audit services with the auditors’ independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Respectfully submitted, The Audit Committee of the Board of Directors Donna E. Epps, Chair Barbara J. Duganier Eric L. Oliver

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees billed to TPL for professional services rendered by our independent registered public accounting firm Deloitte & Touche LLP (“Deloitte”), during 2022:
	Years Ended December 31,
	2022	2021
Type of Fees:
Audit fees	$ 664,164	$ 450,771
Audit-related fees	—	—
Tax fees	—	—
All other fees(1)	4,301	37,051
	$668,465	$487,822
(1)	Represents fees associated with Deloitte sponsored educational seminars and accounting research tools.
For the year ended December 31, 2022, the Audit Committee approved all of the services provided by, and fees paid to, Deloitte.
The Audit Committee has established a policy requiring Audit Committee approval of all fees for audit and non-audit services to be provided by TPL’s independent registered public accountants, prior to commencement of such services. Consideration and approval of fees generally occurs at the Committee’s regularly scheduled meetings or, to the extent that such fees may relate to other matters to be considered at special meetings, at those special meetings.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the “Report of the Audit Committee of the Board of Directors” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such section shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Website references and links to other materials in this Proxy Statement are for convenience only, and the content and information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.
* * * * * * *

APPENDIX A
NON-GAAP PERFORMANCE MEASURES
In addition to amounts presented in accordance with GAAP, we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA excluding employee share-based compensation, conversion costs related to our Corporate Reorganization, and severance costs. Its purpose is to highlight earnings without non-cash activity such as share-based compensation and/or other non-recurring or unusual items such as conversion and severance costs. We have presented EBITDA and Adjusted EBITDA because we believe that both are useful supplements to net income in analyzing operating performance.
The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2022, 2021, and 2020 (in thousands):
	Years Ended December 31,
	2022	2021	2020
Net income	$446,362	$269,980	$176,049
Add:
Income tax expense	122,493	93,037	43,613
Depreciation, depletion and amortization	15,376	16,257	14,395
EBITDA	584,231	379,274	234,057
Add:
Employee share-based compensation	7,583	—	—
Severance costs	—	6,680	—
Conversion costs related to corporate reorganization	—	2,026	5,050
Adjusted EBITDA	$591,814	$387,980	$239,107
A - 1

1700 PACIFIC AVENUE, SUITE 2900
DALLAS, TX 75201

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials. Vote by 10:59 p.m. Central Time on November 9, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. Central Time on November 9, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V23457-P98467

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS PACIFIC LAND CORPORATION

The Board of Directors recommends you vote FOR each of the following director nominees.

1. To elect the three Class III directors named in the accompanying Proxy Statement to serve until the 2024 annual meeting of stockholders.

Nominees:	For	Against	Abstain
1a. Robert Roosa	☐	☐	☐
1b. Murray Stahl	☐	☐	☐
1c. Marguerite Woung-Chapman	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2023 Annual Meeting of Stockholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2023 Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V23458-P98467

TEXAS PACIFIC LAND CORPORATION
Annual Meeting of Stockholders
November 10, 2023 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tyler Glover and Micheal Dobbs, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TEXAS PACIFIC LAND CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at The Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, TX 75207 at 11:00 AM, Central time on November 10, 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the proxy card. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side